CREDIT AGREEMENT
DATED AS OF MAY 7, 2026
AMONG
OPTIMIZERX CORPORATION

as Borrower,
THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO,

as Loan Parties,
FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Agent, L/C Issuer and Swing Line Lender,
THE LENDERS
FROM TIME TO TIME PARTY HERETO,
and
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS
Page

1.1.    Certain Defined Terms    1
1.2.    Accounting Terms and Determinations    35
1.3.    Other Definitional Provisions and References    36
2.    ADVANCES AND LETTERS OF CREDIT    36
2.1.    Revolving Credit Advances, Term Loan, and Borrowings    36
2.2.    Prepayments/Commitment Termination    37
2.3.    Swing Line Advances    39
2.4.    Interest and Applicable Margins; Fees; Term Loan Principal Payments    40
2.5.    Tranche Rate Provisions    43
2.6.    Letters of Credit    46
2.7.    Provisions Regarding Payment    46
2.8.    Loan Account    46
F-1

2.9.    Taxes    47
2.10.    Capital Adequacy    48
2.11.    Mitigation Obligations    49
2.12.    Defaulting Lenders    49
2.13.    Termination of Defaulting Lender    51
2.14.    Notes    51
2.15.    Incremental Commitments; Additional Lenders    51
3.    REPRESENTATIONS AND WARRANTIES    54
3.1.    Existence and Power; Affected Financial Institution    54
3.2.    Organization and Authorization; No Contravention    54
3.3.    Binding Effect    54
3.4.    Capitalization    54
3.5.    Financial Information    55
3.6.    Litigation    56
3.7.    Ownership of Property    56
3.8.    No Default    56
3.9.    Labor Matters    57
3.10.    Regulated Entities    57
3.11.    Margin Regulations    57
3.12.    Compliance With Laws; Anti-Terrorism Laws    57
3.13.    Taxes    58
3.14.    Compliance with ERISA.    58
3.15.    Brokers    59
3.16.    Material Contracts    59
3.17.    Environmental Compliance.    59
3.18.    Intellectual Property    60
3.19.    Real Property Interests    60
3.20.    Full Disclosure    60
3.21.    [Reserved]    61
3.22.    Use of Proceeds    61
3.23.    Insurance    61
3.24.    Deposit and Disbursement Accounts    61

3.25.    Government Contracts    61
3.26.    Customer and Trade Relations    61
3.27.    Bonding; Licenses    61
3.28.    Solvency    61
3.29.    Affiliate Transactions    61
3.30.    Representations and Warranties in Loan Documents    62
4.    AFFIRMATIVE COVENANTS    62
4.1.    Maintenance of Existence and Conduct of Business    62
4.2.    Payment of Charges.    62
4.3.    Books and Records    63
4.4.    Insurance; Damage to or Destruction of Collateral.    63
4.5.    Compliance with Laws    64
4.6.    [Reserved].    64
4.7.    Intellectual Property    64
4.8.    Environmental Matters    64
4.9.    Landlords’ Agreements, Mortgagee Agreements and Bailee and Processor Letters    64
4.10.    [Reserved]    65
4.11.    Money Market Account    65
4.12.    Maintenance of Property; Material Contracts    65
4.13.    Inspection of Property and Books and Records; Appraisals.    65
4.14.    Use of Proceeds    66
4.15.    Further Assurances.    66
4.16.    Post-Closing Obligations    68
5.    NEGATIVE COVENANTS    68
5.1.    Asset Dispositions, Etc.    68
5.2.    Investments; Loans and Advances    69
5.3.    Indebtedness    69
5.4.    Employee Loans and Affiliate Transactions    70
5.5.    Capital Structure and Business    71
5.6.    Contingent Obligations    71
5.7.    Liens    72

5.8.    Consolidations and Mergers    72
5.9.    ERISA    73
5.10.    Hazardous Materials    73
5.11.    Sale Leasebacks    73
5.12.    Restricted Payments    73
5.13.    Change of Corporate Name or Location; Change of Fiscal Year    74
5.14.    No Restriction on Distributions; No Negative Pledges    74
5.15.    [Reserved]    75
5.16.    Amendments to Subordinated Debt    75
5.17.    Affiliate Compensation and Fees    75
5.18.    Margin Stock; Use of Proceeds    75
5.19.    Sanctions; Use of Proceeds    75
5.20.    Prepayments of Other Indebtedness    75
6.    FINANCIAL COVENANTS    76
6.1.    Financial Covenants    76
7.    FINANCIAL STATEMENTS AND INFORMATION    76
7.1.    Reports and Notices    76
7.2.    Communication with Accountants    76
8.    CONDITIONS PRECEDENT.    76
8.1.    Conditions to the Initial Advances    76
8.2.    Further Conditions to Each Advance    78
9.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES    79
9.1.    Events of Default    79
9.2.    Remedies    81
9.3.    Application of Proceeds    82
9.4.    Actions in Concert    82
9.5.    Waivers by Loan Parties    82
10.    EXPENSES AND INDEMNITY    83
10.1.    Expenses    83
10.2.    Indemnity    83
11.    AGENT    84
11.1.    Appointment and Authorization    84

11.2.    Agent and Affiliates    84
11.3.    Action by Agent; Actions through Sub-Agents    84
11.4.    Consultation with Experts    85
11.5.    Liability of Agent    85
11.6.    Indemnification    85
11.7.    Right to Request and Act on Instructions    85
11.8.    Credit Decision    86
11.9.    Collateral Matters    86
11.10.    Agency for Perfection    86
11.11.    Notice of Default    86
11.12.    Successor Agent    87
11.13.    Disbursements of Term Loan and Revolving Credit Advances; Payment and Sharing of Payment    88
11.14.    Additional Titled Agents    90
11.15.    Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist    90
11.16.    Withholding Tax    91
11.17.    Agent May File Proof of Claim    92
11.18.    Agent in Individual Capacity    92
11.19.    ERISA Fiduciary Representations and Warranties    93
11.20.    Acknowledgments Regarding Erroneous Payments    94
12.    MISCELLANEOUS    94
12.1.    Survival    94
12.2.    No Waivers    95
12.3.    Notices    95
12.4.    Severability    95
12.5.    Amendments and Waivers    96
12.6.    Assignments; Participations; Replacement of Lenders    98
12.7.    Headings    100
12.8.    Confidentiality    100
12.9.    Waiver of Consequential and Other Damages    101
12.10.    Marshaling; Payments Set Aside    101

12.11.    GOVERNING LAW; SUBMISSION TO JURISDICTION    102
12.12.    WAIVER OF JURY TRIAL    102
12.13.    Publication; Advertisement    102
12.14.    Counterparts; Integration    103
12.15.    No Strict Construction    103
12.16.    USA PATRIOT Act Notification    103
12.17.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    103
12.18.    Acknowledgement Regarding Any Supported QFCs    104

INDEX OF ANNEXES, EXHIBITS,
SCHEDULES AND APPENDICES

Annex A    -    Letters of Credit
Annex B    -    [Reserved]
Annex C    -    Financial Statements and Projections Reporting
Annex D    -    [Reserved]
Annex E    -    Financial Covenants
Annex F    -    Commitments

Exhibit 12.6    -    Form of Assignment Agreement
Exhibit D    -    Form of Compliance Certificate

Schedule 3.1    -    Existence, Organizational Identification Numbers, Foreign Qualifications, Prior Names
Schedule 3.4    -    Capitalization
Schedule 3.16    -    Material Contracts
Schedule 3.17    -    Environmental Compliance
Schedule 3.18    -    Intellectual Property
Schedule 3.19    -    Real Property Interests
Schedule 3.23    -    Insurance
Schedule 3.24    -    Deposit and Disbursement Accounts
Schedule 3.25    -    Government Contracts
Schedule 3.27    -    Surety Bond Agreements; IP License Agreements
Schedule 4.1    -    Corporate and Trade Names
Schedule 5.3    -    Indebtedness
Schedule 5.4    -    Employee Loans and Affiliate Transactions
Schedule 5.6    -    Contingent Obligations
Schedule 5.7    -    Liens

CREDIT AGREEMENT
CREDIT AGREEMENT dated as of May 7, 2026, among OPTIMIZERX CORPORATION, a Nevada corporation (“Borrower”), the other Loan Parties from time to time party hereto, as Loan Parties, the financial institutions or other entities from time to time parties hereto, each as a Lender, and FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Agent, L/C Issuer and Swing Line Lender.
RECITALS
WHEREAS, Borrower desires that Lenders extend certain revolving and term loan credit facilities to Borrower to provide funds necessary for the purposes permitted in accordance with Section 4.14; and
WHEREAS, Borrower and each Loan Party desires to secure all of the Obligations by granting to Agent, for the benefit of the Secured Parties, a first-priority perfected Lien upon substantially all of its personal and real property, including, without limitation, all outstanding Stock of each Domestic Subsidiary, pursuant to the terms of the Loan Documents;
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:
1.    DEFINITIONS
1.1.    Certain Defined Terms. For purposes of the Loan Documents, capitalized terms shall have the meanings as defined in this Agreement. The following terms when used herein shall have the following meanings:
“Account Debtor” means any Person who may become obligated to a Loan Party under, with respect to, or on account of, an Account, any Chattel Paper or any General Intangibles (including a payment intangible).
“Accounts” means all rights, titles and interests of each Loan Party in all of such Loan Party’s “accounts,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, including (a) all accounts receivable, other receivables, book debts and other forms of obligations, (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Loan Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Loan Party’s rights to any Goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed Goods), (d) all rights to payment due to any Loan Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Loan Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Loan Party), (e) all healthcare insurance receivables, and (f) all Supporting Obligations and other collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.
“Acquisition Consideration” means the total consideration paid or payable (including without limitation, all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of the Loan Parties after giving effect to such Acquisition and the maximum amount of all deferred payments, including Seller Notes and Contingent Acquisition Consideration) in connection with an Acquisition.
“Additional Lender” has the meaning ascribed to it in Section 2.15(b) of the Agreement.
“Additional Titled Agents” has the meaning ascribed to it in Section 11.14.
“Advance” means any Revolving Credit Advance, Swing Line Advance, and/or the Term Loan, as the context may require.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” has the meaning ascribed to it in Section 12.6(c) of the Agreement.
“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors (or managers) of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, members, managers, joint venturers and partners, and (d) in the case of a Loan Party, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of such Loan Party. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent, L/C Issuer, Swing Line Lender and each Lender.
“Agent” means Fifth Third Bank, National Association, in its capacity as administrative agent under the Loan Documents or its successor appointed pursuant to Section 11.12 of the Agreement.
“Agreement” means the Credit Agreement, dated as of the Closing Date, by and among Borrower, the other Loan Parties party thereto, Fifth Third, as Agent, L/C Issuer and a Swing Line Lender, and the Lenders from time to time party thereto.
“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means, as of any date, the applicable per annum rate set forth below in the applicable column in the table below based on the then Total Net Leverage Ratio.

Pricing Grid Level	Total Net Leverage Ratio	Base Rate Margin applicable to Revolving Credit Advances	Tranche Rate Margin applicable to Revolving Credit Advances	Base Rate Margin applicable to the Term Loan	Tranche Rate Margin applicable to the Term Loan	Unused Line Fee
I	< 0.25 to 1.00	0.75%	1.75%	0.75%	1.75%	0.25%
II	> 0.25 to 1.00 but ≤ 0.50 to 1.00	1.00%	2.00%	1.00%	2.00%	0.25%
III	> 0.50 to 1.00 but ≤ 1.50 to 1.00	1.25%	2.25%	1.25%	2.25%	0.25%
IV	> 1.50 to 1.00	1.50%	2.50%	1.50%	2.50%	0.25%
For purposes of determining the Applicable Margins, the Total Net Leverage Ratio will, on and after the First Pricing Grid Determination Date, be determined as of the First Pricing Grid Determination Date and as of the end of each Fiscal Quarter and Fiscal Year of Borrower ending on or after the First Pricing Grid Determination Date (each such date being a “Determination Date”). The “First Pricing Grid Determination Date” occurring on and after the Closing Date will be June 30, 2026. On Agent’s receipt of the financial statements and Compliance Certificate required to be delivered to Agent pursuant to the Credit Agreement, the Applicable Margins will be subject to adjustment in accordance with the table set forth above based on the then Total Net Leverage Ratio so long as no Event of Default is existing as of the applicable effective date of adjustment (and, if any such Event of Default is then existing, any such adjustment to the Applicable Margins will be at Agent’s sole election). The foregoing adjustment, if applicable, will become effective on the first Business Day of the first calendar month after Agent’s receipt of the financial statements and Compliance Certificate required to be delivered to Agent pursuant to the Credit Agreement until the next succeeding effective date of adjustment pursuant to this paragraph. Each of the financial statements and Compliance Certificate required to be delivered to Agent must be delivered to Agent in compliance with the Credit Agreement. If, however, either the financial statements or the Compliance Certificate required to be delivered to Agent pursuant to the Credit Agreement have not been delivered in accordance therewith, then, at Agent’s option or the Required Lenders’ written election to Agent, commencing on the date upon which such financial statements or Compliance Certificate should have been delivered in accordance with the Credit Agreement and continuing until such financial statements or Compliance Certificate are actually delivered in accordance with the Credit Agreement, for purposes of determining the Applicable Margins, the pricing associated with Pricing Grid Level I will be applicable. From the Closing Date until the first adjustment after the First Pricing Grid Determination Date in accordance with the terms hereof, the Applicable Margins shall be as set forth in Pricing Grid Level III. Notwithstanding that Pricing Grid Levels could include a Total Net Leverage Ratio that is in violation of the applicable ratio required by the Credit Agreement (e.g., by providing for a Total Net Leverage Ratio in the table set forth above which is more than the then permitted covenant level set forth in the Credit Agreement), if Borrower violates the Financial Covenant set forth in the Credit

Agreement for any Fiscal Quarter-end or Fiscal Year-end, then Agent may, without notice and in addition to any increase in the Applicable Margins pursuant to this paragraph, implement the Default Rate. In the event that any Compliance Certificate delivered pursuant to clause (b) of Annex C to the Agreement is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) Borrower shall immediately deliver to Agent a corrected Compliance Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) Borrower shall immediately pay to Agent (for the account of the Lenders that hold the Revolving Loan Commitments and Advances at the time such payment is received, regardless of whether those Lenders held the Revolving Loan Commitments and Advances during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 2.4(c) and Section 9 hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Advances.
“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Commitment Termination Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 9.3(b) of the Agreement.
“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
“Arranger” means Fifth Third, in its capacity as Sole Lead Arranger under the Agreement.
“Assignment Agreement” means an agreement substantially in the form of Exhibit 12.6 hereto.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms, or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product” means any of the following products, services or facilities extended to any Loan Party from time to time by Agent, any Lender or any of Affiliate of Agent or any Lender or any

Person who was Agent, a Lender or an Affiliate of Agent or a Lender at the time it provided such products, services or facilities: (a) any services in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox services, stop payment services, and other treasury management services; (b) commercial credit card and merchant card services; and (c) other banking products or services as may be requested by any Loan Party, other than Letters of Credit and Rate Contracts; provided, that no such products, services or facilities provided by any Lender (other than any Lender that is also Agent or an Affiliate of Agent) or any of its respective Affiliates shall be deemed to be “Bank Products” hereunder until Agent has been notified in writing by the applicable Lender thereof.
“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.
“Base Rate” means a variable per annum rate, as of any date of determination, equal to the Prime Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below the Base Rate. Any change in the Base Rate shall be effective for purposes of this Agreement on the date of such change without notice to Borrower.
“Base Rate Loans” means Advances that accrue interest by reference to the Base Rate, in accordance with the terms of the Agreement.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Person” means any Person: (a) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” has the meaning ascribed thereto in the preamble to the Agreement.
“Borrowing Availability” means, as of any date of determination, the aggregate Revolving Loan Commitments at such time, minus the aggregate Revolving Exposure at such time.
“Business Day” means any day that commercial banks in New York, New York and Cincinnati, Ohio are required by law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Rate Contract with any

Lender Party is then in effect with respect to all or a portion of the Obligations, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Rate Contract shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations arising under such Rate Contract. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.
“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than 1 year and that are required to be capitalized under GAAP.
“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
“Cash Collateral” has the meaning ascribed to it on Annex A to the Agreement.
“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the Laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the Laws of the United States, any state thereof or the District of Columbia, (B) ”adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“Change in Law” means the occurrence, after the date of the Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 33% or more of the issued and outstanding shares of capital Stock of the Borrower having the right to vote for the election of directors of the Borrower under ordinary circumstances; or (b) during any period of 24 consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the Stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.
“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the PBGC at the time due and payable), levies, assessments, charges, Liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Loan Party, (d) any Loan Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Loan Party’s business.
“Chattel Paper” means all rights, titles and interests of each Loan Party in all of such Loan Party’s “chattel paper,” as such term is defined in the Code, including electronic chattel paper, whether now owned or existing or hereafter acquired or arising, wherever located.
“Closing Date” means May 7, 2026.
“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“Collateral” means the property covered by the Guaranty and Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, whether now owned or existing or hereafter acquired or arising, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, but specifically excluding the Excluded Property.

“Collateral Documents” means the Guaranty and Security Agreement, the Guaranties, any Mortgages, any Patent Security Agreements, any Trademark Security Agreements, any Copyright Security Agreements and all other agreements heretofore, now or hereafter entered into in favor of Agent or any Lender guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations.
“Collection Account” mean one or more deposit accounts established at Fifth Third Bank, National Association, in the name of a Loan Party as may be specified in writing by Agent as a “Collection Account” for purposes of this Agreement.
“Commitment Termination Date” means the earliest of (a) May 7, 2031, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Advances to remain outstanding pursuant to Section 9.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Advances and the cancellation and return (or stand-by guaranty) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex A to the Agreement, and the termination and permanent reduction of the Revolving Loan Commitments to $0.
“Commitments” means the Revolving Loan Commitments, the Term Loan Commitments, or any combination thereof (as the context requires). “Commitment” means, when used with reference to a particular Lender, the Revolving Loan Commitment of such Lender, the Term Loan Commitment of such Lender, or any combination thereof (as the context requires). The aggregate principal amount of all Commitments as of the Closing Date is $35,000,000.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” has the meaning ascribed to it in Annex C to the Agreement.
“Conforming Changes” means, with respect to the use, administration of, or any conventions associated with the Tranche Rate or any proposed Successor Rate, as applicable, any changes to the terms of this Agreement related to the timing, frequency, and methodology of determining rates and making payments of interest, including changes to the definition of Business Day, lookback periods or observation shift, prepayments, and borrowing, conversion, or continuation notices, and other technical, administrative, or operational matters, as may be appropriate, in the discretion of Agent, to reflect the adoption and implementation of such applicable rate and to permit the administration thereof by Agent in an operationally feasible manner and, to the extent feasible, consistent with market practice.
“Contingent Acquisition Consideration” means any earnout obligation or similar deferred or contingent obligation of any Loan Party or any of its Subsidiaries incurred or created in connection with a Permitted Acquisition.
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.
“Contracts” means all rights, titles and interests of each Loan Party in such Loan Party’s “contracts,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Loan Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.
“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Agent and the Borrower, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, entitlement or contract, effective to grant “control” (as defined under the applicable UCC) over such account, securities entitlement or commodity contract to Agent.

“Copyright License” means any and all rights now owned or hereafter acquired by any Loan Party under any written agreement granting any right to use any Copyright or Copyright registration.
“Copyright Security Agreements” means, collectively, each Copyright Security Agreement made in favor of Agent, on behalf of itself and Lenders, by each applicable Loan Party.
“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.
“Corrected Document” has the meaning ascribed to it in Section 12.5(h) to the Agreement.
“CyberDiet” means CyberDiet Ltd., a controlled foreign corporation located in Israel.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate of interest (adjusted for reserves if the Agent is required to maintain reserves with respect to relevant advances) per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Index Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Tranche Rate replacement with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers. Each determination by Agent of Daily Simple SOFR shall be conclusive and binding in the absence of manifest error. Notwithstanding anything to the contrary contained in this Agreement, at any time during which a Rate Contract with any Lender Party is then in effect with respect to all or a portion of the Obligations bearing interest based upon Daily Simple SOFR, the Index Floor shall be disregarded and no longer of any force and effect with respect to such Obligations (or portion thereof) subject to such Rate Contract.
“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.
“Default Rate” has the meaning ascribed to it in Section 2.4(c) of the Agreement.
“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified Borrower, Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Event, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such

Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to Borrower, each L/C Issuer, each Swing Line Lender, and each Lender.
“Deposit Accounts” means all “deposit accounts” as such term in defined in the Code, now or hereafter held in the name of any Loan Party.
“Disqualified Stock” means any Stock that, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (other than customary asset sale offers and redemptions upon the change of control, in each case so long as any rights of the holders thereof upon the occurrence of such change of control or asset sale shall be subject to the prior repayment in full of the Obligations and termination of the Revolving Loan Commitment), less than one hundred eighty (180) days after the Commitment Termination Date (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Stock that would constitute Disqualified Stock, provided, that if such Stock is issued to any plan for the benefit of any employee, director or manager of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employee, director or manager, such Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, director or manager.
“Disbursement Account” means a disbursement account specified by Agent to Borrower as the “Disbursement Account” from time to time.
“Documents” means all rights, titles and interests of each Loan Party in such Loan Party’s “documents,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.
“Dollars” or “$” means lawful currency of the United States of America.
“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
“EBITDA” has the meaning assigned to such term in Annex E to the Agreement.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person, a Loan Party or an Affiliate of a Loan Party) approved by (i) Agent (such approval not to be unreasonably withheld), (ii) Swing Line Lender and L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, Borrower (such approval not to be unreasonably withheld, and shall be deemed provided unless expressly withheld by Borrower within ten (10) Business Days of request therefor); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Loan Parties or any of their Affiliates or Subsidiaries.
“Eligible Swap Counterparty” means Agent, any Affiliate of Agent, any Lender and/or any Affiliate of any Lender that (a) at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into (or has entered into), at the time such Person (or such Person’s Affiliate) becomes a Lender under the Agreement, a Rate Contract permitted hereunder with Borrower or any Subsidiary of Borrower and (b) in the case of a Lender or an Affiliate of a Lender (other than an Affiliate of Agent), maintains a reporting system acceptable to Agent with respect to Rate Contract exposure and agrees with Agent to provide regular reporting to Agent in form and substance reasonably satisfactory to Agent, with respect to such exposure. In addition thereto, any Affiliate of a Lender shall, upon Agent’s request, execute and deliver to Agent a letter agreement pursuant to which such Affiliate designates Agent as its agent and agrees to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Affiliate.
“Environmental Laws” means all applicable federal, state, local and foreign Laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all rights, titles and interests of each Loan Party in such Loan Party’s “equipment,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located and, in any event, including all such Loan Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded Software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.
“ERISA Event” means, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of an ERISA Plan described in Section 4064 of ERISA.
“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Loan Party maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the IRC or Title IV of ERISA, to which Borrower or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding 5 years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning ascribed to it in Section 9.1 of the Agreement.

“Evergreen Letter of Credit” has the meaning ascribed to it in clause (b) of Annex A to this Agreement.
“Excluded Accounts” means any deposit account or securities account (1) which is used for the sole purpose of making payroll and withholding Taxes related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (2) which is used for the sole purpose of paying withholding, employer’s payroll and sales Taxes, (3) which is a zero balance Disbursement Account, or (4) constituting a custodian, trust, fiduciary or other escrow accounts established for the benefit of third parties in the Ordinary Course of Business in connection with transactions permitted hereunder.
“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Stock of one or more Excluded Foreign Subsidiaries.
“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of an Excluded Foreign Subsidiary or (b) an Excluded Domestic Holdco.
“Excluded Foreign Subsidiary” means a Foreign Subsidiary which is (a) a controlled foreign corporation (as defined in the IRC) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Advances) of a Loan Party or (b) a Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a). For the avoidance of doubt, as of the Closing Date, each of OptimizeRx Croatia and CyberDiet, respectively, is deemed to be an Excluded Foreign Subsidiary.
“Excluded Issuance” means an issuance of (a) Stock by the Borrower to management or employees of a Loan Party under any employee stock option or stock purchase plan or other employee benefits plan in existence from time to time, (b) Stock by a Wholly-Owned Subsidiary of Borrower to Borrower or another Wholly-Owned Subsidiary of Borrower constituting an Investment permitted hereunder, (c) [reserved], (d) so long as no Event of Default has occurred and is continuing or would result therefrom, Stock by the Borrower to any equityholder of the Borrower as of the Closing Date, and (e) Stock by a Foreign Subsidiary of such Foreign Subsidiary to qualify directors where required to satisfy requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries.
“Excluded Property” means, collectively, (i) any Excluded Issuance (but excluding Stock described in clause (b) of the definition of Excluded Issuance); (ii) any permit, license or contractual obligation entered into by any Loan Party (x) to the extent that any such permit, license or contractual obligation or any requirement of Law applicable thereto prohibits the creation of a Lien thereon (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), (y) which would be abandoned, invalidated, or unenforceable as a result of the creation of a Lien in favor of Agent (other than to the extent that any such consequences set forth in in this clause (y) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), or (z) to the extent that the creation of a Lien in favor of Agent would result in a breach or termination pursuant to the terms of or a default under any such permit, license or contractual obligation (other than to the extent that any such consequences set forth in this clause (z) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions)

of any relevant jurisdiction or any other applicable law or principles of equity); (iii) property owned by any Loan Party that is subject to a purchase money Lien or a Capital Lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than a Loan Party or its Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment; (iv) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed); (v) any leasehold interest in real property; and (vi) any fee-owned real property with a fair market value less than $1,000,000 in the aggregate.
“Excluded Swap Obligation” means, with respect to any Person that has guaranteed a Swap Obligation, including the grant of a Lien to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.
“Excluded Taxes” mean any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of a payment under any Loan Document or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes in each case, (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or, in the case of any Lender in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) in the case of a Foreign Lender, any United States federal withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office, other than a designation made at the request of any Loan Party), except to the extent that such Foreign Lender (or its assignor or seller of a participation, if any) was entitled, immediately before such Foreign Lender became a party hereto or designated a new lending office (or assignment or sale of a participation), to receive additional amounts from Loan Parties with respect to such withholding tax pursuant to Section 2.9(a) of the Agreement; (c) any United States federal withholding Taxes that would not have been imposed but for such recipient’s failure to comply with Section 2.9(c) of the Agreement, and (d) any United States federal withholding Taxes imposed under FATCA.
“Executive Oder No. 13224” means Executive Order No. 13224 (effective September 24, 2001).
“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into by the United States with respect thereto, current or future regulations or official interpretations thereof, in each case implementing such IRC Sections, and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.
“Fifth Third” means Fifth Third Bank, National Association.
“Fifth Third Lease Documents” means, collectively, any lease, lease contract, lease agreement, master lease, sublease, schedule or other document or agreement executed by any Person evidencing, governing, guarantying or securing any of the Fifth Third Lease Obligations, and “Fifth Third Lease Document” means any one of the Fifth Third Lease Documents; in each case as now in effect or as at any time after the date of the Agreement amended, modified, supplemented, restated, or otherwise changed and any substitute or replacement agreements, instruments, or documents accepted by Fifth Third or an Affiliate of Fifth Third.
“Fifth Third Lease Obligations” means any and all liabilities, obligations and other Indebtedness of any Loan Party owed to Fifth Third, Fifth Third Equipment Finance Company, or any other Affiliate of Fifth Third Bancorp of every kind and description, whether now existing or hereafter arising, including those owed by any Loan Party to others and acquired by Fifth Third or any Affiliate of Fifth Third Bancorp, by purchase, assignment or otherwise, whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, related or unrelated, and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in each case arising out of, pursuant to, in connection with or under any lease or other transfer of the right to possession and use of goods for a term in return for consideration.
“Financial Covenants” means the financial covenants set forth in Annex E to the Agreement.
“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of the Borrower and its Subsidiaries delivered in accordance with Section 7.1 and Annex C to the Agreement.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
“Fiscal Quarter” means any of the quarterly accounting periods of the Loan Parties, ending on March 31, June 30, September 30 and December 31 of each year.
“Fiscal Year” means any of the annual accounting periods of the Loan Parties ending on December 31 of each year.
“Fixed Charge Coverage Ratio” has the meaning assigned to such term in Annex E to the Agreement.

“Fixtures” means all rights, titles and interests of each Loan Party in such Loan Party’s “fixtures” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.
“Foreign Lender” has the meaning ascribed to it in Section 2.9(c) of the Agreement.
“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the IRC.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Reimbursement Obligations other than Reimbursement Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with Section 2.12, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Advance other than Swing Line Advance as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.12.
“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.
“General Intangibles” means all rights, titles and interests of each Loan Party in such Loan Party’s “general intangibles,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, including all right, title and interest that such Loan Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Loan Party or any computer bureau or service company from time to time acting for such Loan Party.
“Goods” means all rights, titles and interests of each Loan Party in such Loan Party’s “goods” as defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means each Subsidiary of Borrower, other than an Excluded Foreign Subsidiary or an Excluded Domestic Holdco, and each other Person, if any, that guaranties any of the Obligations after the Closing Date.
“Guaranty” by any Person, means any obligation, contingent or otherwise, of such Person directly or indirectly guarantying any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligations, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term Guaranty shall not include endorsement for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning.
“Guaranty and Security Agreement” means the Guaranty and Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Loan Party that is a signatory thereto.
“Hazardous Material” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by products and other hydrocarbons, (f) mold, and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.
“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.
“ISP” has the meaning ascribed to it in clause (k) of Annex A to this Agreement.
“Increase” means a Term Loan Increase or Revolving Loan Commitment Increase, as applicable.
“Increased Amount Date” has the meaning ascribed to it in Section 2.15.
“Incremental Amendment” has the meaning ascribed to it in Section 2.15(g).
“Incremental Commitments” has the meaning ascribed to it in Section 2.15(a).
“Incremental Lenders” has the meaning ascribed to it in Section 2.15(c).
“Incremental Loan” has the meaning ascribed to it in Section 2.15(a).
“Incremental Revolving Loan” has the meaning ascribed to it in Section 2.15(a).

“Incremental Revolving Loan Commitments” has the meaning ascribed to it in Section 2.15(a).
“Incremental Term Commitments” has the meaning ascribed to it in Section 2.15(a).
“Incremental Term Loan” has the meaning ascribed to it in Section 2.15(a).
“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (including, earnouts and other Contingent Acquisition Consideration), but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock in such Person or any other Person or any warrant, right or option to acquire such Disqualified Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (j) the Obligations.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning ascribed to it in Section 10.2 of the Agreement.
“Index Floor” has the meaning given to such term in the definition of “Tranche Rate”.
“Insolvency Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided, that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Instruments” means all rights, titles and interests of each Loan Party in such Loan Party’s “instruments,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.
“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.
“Intercompany Notes” has the meaning ascribed to it in Section 5.3 of the Agreement.
“Interest Payment Date” means, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect: (a) as to any Base Rate Loan and the Unused Line Fee, the last Business Day of each month, and (b) as to any Tranche Rate Loan, the last day of the applicable Interest Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Revolving Loan Commitments have been terminated and the Advances have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest and any applicable Unused Line Fee that has then accrued under the Agreement.
“Interest Period” means, with respect to any Tranche Rate Loan, a period commencing on the date of such Tranche Rate Loan and ending on the numerically corresponding day in the calendar month that is one (1) or three (3) months thereafter, (or with respect to the initial Interest Period for any SOFR Loan beginning on the Closing Date, such other period of time acceptable to the Agent) as designated by Borrower to Agent from time to time in a Notice of Borrowing or Notice of Conversion or as otherwise set pursuant to the terms of this Agreement, as applicable, determined by Agent in accordance with the Agreement and Agent’s loan systems and procedures periodically in effect, including in accordance with the following terms and conditions, as applicable:
(a)    in the case of immediately successive Interest Periods with respect to a continued Tranche Rate Loan, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires, with interest for such day to be calculated based upon the interest rate in effect for the new Interest Period;

(b)    if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that, if the next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day; and

(c)    if any Interest Period begins on a Business Day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month ending at the end of such Interest Period.

“Inventory” means all rights, titles and interest of each Loan Party in such Loan Party’s “inventory,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), including any transfer of assets pursuant to statutory division, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“Investment Property” means all rights, titles and interests of each Loan Party in such Loan Party’s “investment property” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Loan Party, including the rights of such Loan Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of any Loan Party; (d) all commodity contracts of any Loan Party; and (e) all commodity accounts held by any Loan Party.
“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions or the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Law” and “Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“L/C Issuer” means Fifth Third, in its capacity as the issuer of Letters of Credit for Borrower’s account as contemplated by the Agreement.
“L/C Sublimit” has the meaning ascribed to it in Annex A to the Agreement.
“Lender Parties” means, collectively, each Lender, each provider of Bank Products and each provider of Rate Contracts.

“Lenders” means each of (a) each Person party hereto as a lender (including the Term Loan Lenders), (b) each other Eligible Assignee that becomes a party hereto pursuant to Section 12.6 of the Agreement, (c) Agent, to the extent of any Revolving Credit Advances made by Agent which have not been settled among Lenders pursuant to Section 12.6 of the Agreement, and (d) the respective successors of each of the foregoing, and “Lenders” means all of the foregoing. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in the Agreement and the Collateral Documents, the term “Lender” shall include Eligible Swap Counterparties and any provider of Bank Products. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Eligible Swap Counterparty or provider of Bank Products in respect of Rate Contracts, other Swap Contracts or Bank Products unless such Eligible Swap Counterparty or provider of Bank Products has notified Agent of the amount of any such liability owed to it prior to such distribution.
“Letter of Credit Fee” has the meaning ascribed to it in Section 2.4(e)(iv) of the Agreement.
“Letter of Credit Obligations” means all outstanding obligations incurred by Agent, Lenders and L/C Issuer at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuer or the purchase of a participation as set forth in Annex A to the Agreement with respect to any Letter of Credit. The amount of the Letter of Credit Obligations at any time shall equal the maximum amount that may be payable by L/C Issuer, Agent or Lenders thereupon or pursuant thereto.
“Letters of Credit” means commercial or standby letters of credit issued for the account of Borrower by the L/C Issuer, for which Agent and Lenders have incurred Letter of Credit Obligations.
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Loan Party.
“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable Law of any jurisdiction).
“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.
“Loan” means any Term Loan or Revolving Loan, as applicable.
“Loan Account” has the meaning ascribed to it in Section 2.8 of the Agreement.
“Loan Documents” means, collectively, the Agreement, the Collateral Documents, the Notes, the Fifth Third Lease Documents, each agreement entered into in respect of Bank Products, each Rate Contract with an Eligible Swap Counterparty, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Parties” means, collectively, Borrower and each Guarantor and “Loan Party” means any of Borrower or any Guarantor.
“Margin Stock” has the meaning ascribed to it in Regulation U of the Federal Reserve Board.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial or other condition of the Loan Parties taken as a whole, (b) Borrower’s ability to pay any of the Advances or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.
“Material Contracts” has the meaning ascribed to it in Section 3.16 of the Agreement.
“Maximum Lawful Rate” has the meaning ascribed to it in Section 2.4(d) of the Agreement.
“Mortgaged Properties” means, if any, the owned Real Estate of a Loan Party that is encumbered by a Mortgage in favor of Lender in accordance with the terms of this Agreement.
“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate Collateral Documents delivered by any Loan Party to Agent, on behalf of itself and Lenders, with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent.
“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate may have any liability.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Non-Extension Notice Date” has the meaning ascribed to it in clause (b) of Annex A to this Agreement.
“Non-Funding Lender” has the meaning ascribed to it in Section 11.15.
“Note” has the meaning given to it in Section 2.14 of the Agreement.
“Notice of Borrowing” shall mean a notice of borrowing with respect to any Advance hereunder, which notice shall be in form and substance, and delivered by Borrower to Agent in a manner, acceptable to Agent in its sole discretion.
“Notice of Conversion” shall mean a notice of conversion with respect to any Advance hereunder, which notice shall be in form and substance, and delivered by Borrower to Agent in a manner, acceptable to Agent in its sole discretion.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party to Agent, any Lender, the Swing Line Lender or the L/C Issuer, or any Affiliate of Agent, any Lender, the Swing Line Lender or the L/C Issuer, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement, any of the other Loan Documents, any Rate Contracts entered into with any Eligible Swap Counterparty and all agreements entered into in respect of Bank Products. The term “Obligations” includes all principal, interest, Fees, expenses, attorneys’ fees and any other sum chargeable to any Loan Party under, or arising out of, the Agreement, any of the other Loan Documents or any agreement entered into in respect of Bank Products, all Fifth Third Lease Obligations, and all Rate Contract Obligations (including all amounts that accrue after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding). Notwithstanding the foregoing, “Obligations” of a Guarantor shall not include Excluded Swap Obligations with respect to such Guarantor.
“OFAC” has the meaning ascribed to it in Section 3.12(b) of the Agreement.
“OptimizeRx Croatia” means OptimizeRx d.o.o., a controlled foreign corporation located in Croatia.
“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party, the ordinary course of such Loan Party’s business, as conducted by such Loan Party substantially in accordance with past practices.
“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).
“Other Connection Taxes” means with respect to any recipient of a payment under the Agreement or any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Agreement or other Loan Document, or sold or assigned an interest in any Obligation, the Agreement or other Loan Document).
“Other Taxes” means all present or future stamp, transfer, excise, value added, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than Other Connection Taxes that are imposed on an assignment by a Lender after the date hereof, other than any assignment made at the request of any Loan Party or following an Event of Default under Section 9.1(a), (h), (i) or (k) of the Agreement.

“Participant” has the meaning ascribed to it in Section 12.6(b) of the Agreement.
“Participant Register” has the meaning ascribed to it in Section 12.6(b) of the Agreement.
“Patent License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right with respect to any invention on which a Patent is in existence.
“Patent Security Agreements” means, collectively, each Patent Security Agreement made in favor of Agent, on behalf of itself and Lenders, by each applicable Loan Party.
“Patents” means all of the following in which any Loan Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means an ERISA Plan described in Section 3(2) of ERISA.
“Permits” has the meaning ascribed to it in Section 3.1 of the Agreement.
“Permitted Acquisition” means any Acquisition by the Borrower of 100% of the Stock of a Target or all or substantially all of the assets of a Target, in each case, to the extent that each of the following conditions shall have been satisfied:
(a)    Borrower shall have delivered to Agent at least ten (10) days prior to the consummation thereof (or such shorter period as Agent may accept):
(i)    (A) notice of such Acquisition setting forth in reasonable detail the terms and conditions of such Acquisition, (B) pro forma financial statements of the Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, (C) with respect to any Acquisition in which the Acquisition Consideration is greater than $5,000,000, a quality of earnings report (of a scope reasonably satisfactory to the Agent) with respect to the historical financial results of the Target and its Subsidiaries, and (D) to the extent available, a due diligence package, in each case, prior to closing of such Acquisition;
(ii)    a certificate of a Responsible Officer of Borrower demonstrating (A) on a pro forma basis after giving effect to the consummation of such Acquisition, a Total Net Leverage Ratio of no greater than 2.50:1.00, calculated as of the last day of the most recently ended measurement period preceding the date on which the Acquisition is consummated for which Financial Statements were required to have been delivered under the Agreement, for the 12-month period ending on such date, and (B) that the Borrowing Availability, on a pro forma basis after giving effect to the consummation of such Acquisition is greater than $500,000; and
(iii)    to the extent available, such other information agreements, instruments and other documents as Agent reasonably shall request;

(b)    Borrower shall have delivered to Agent (i) as soon as available, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (ii) to the extent required under the related acquisition agreement, all consents and approvals from applicable Governmental Authorities and other Persons, and (iii) if required by Agent, environmental assessments satisfactory to Agent;
(c)    the Loan Parties (including any new Subsidiary to the extent required by Section 4.15) shall execute and deliver the agreements, instruments and other documents required by Section 4.15;
(d)    such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;
(e)    the total Acquisition Consideration shall not exceed $5,000,000 for any single Acquisition;
(f)    the Target has EBITDA, subject to pro forma adjustments acceptable to Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, of not less than negative $4,000,000;
(g)    the business acquired in connection with such Acquisition is (i) located in the United States, (ii) organized under United States and applicable state Laws, and (iii) not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto (e.g., digital health, healthcare IT, and life science marketing) and reasonable extensions thereof;
(h)    both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects), except (i) any such representation or warranty which relates to a specified prior date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall have been true and correct in all respects) on and as of such specified prior date and (ii) to the extent the Agent has been notified in writing by the Loan Parties that any representation or warranty is not correct and the Agent has explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;
(i)    if such Acquisition is an acquisition of the Stock of a Person, the Acquisition is structured so that the acquired Person shall become a Wholly-Owned Subsidiary of Borrower and, a Loan Party pursuant to the terms of this Agreement;
(j)    if such Acquisition is an acquisition of assets, the Acquisition is structured so that Borrower shall acquire such assets;
(k)    if such Acquisition is an acquisition of Stock, such Acquisition will not result in any violation of Regulation U;

(l)    no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect; and
(m)    in connection with an Acquisition of the Stock of any Person, all Liens on property of such Person shall be terminated unless the Agent in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated, in each case, unless such Liens are permitted pursuant to Section 5.7.
“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided, that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.
“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured lender) of commercially reasonably business judgment.
“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 4.2(b) of the Agreement; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Loan Party is a party as lessee made in the Ordinary Course of Business; (d) inchoate and unperfected workers’, mechanics’ or similar Liens arising in the Ordinary Course of Business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) landlords’, carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the Ordinary Course of Business and securing liabilities that are not yet due and payable (unless such liabilities are being contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP), so long as such Liens attach only to Inventory; (f) cash deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Loan Party is a party; (g) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(j) of the Agreement; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; and (i) presently existing or hereafter created Liens in favor of Agent, on behalf of the Secured Parties.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).
“Prime Rate” means, as of any date, the greater of: (a) 3.0% or (b) the rate that Fifth Third publicly announces, publishes or designates from time to time as its index rate or prime rate, or any successor rate thereto, in effect at its principal office. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below its index rate or prime rate.

“Principal Payment Date” means, with respect to the Term Loan, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect: (a) the last Business Day of each calendar quarter to occur while the Term Loan is outstanding, and (b) the Commitment Termination Date.
“Prior Lender” means Blue Torch Finance, LLC.
“Prior Lender Obligations” means the obligations under that certain Financing Agreement, dated as of October 11, 2023, by and among the Borrower, the subsidiaries and affiliates of the Borrower party thereto, the lenders party thereto and the Prior Lender, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified prior to the Closing Date.
“Proceeds” means all “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Loan Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Loan Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Loan Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Loan Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.
“Projections” means the forecasted consolidated financial statements of the Loan Parties and their Subsidiaries: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on an entity-by-entity or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of the Borrower and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.
“Pro Rata Share” means, with respect to all matters relating to any Lender: (a) with respect to Revolving Credit Advances, Swing Lien Exposure, or Letter of Credit Obligations, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to all Revolving Credit Advances on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Advances held by that Lender, by (ii) the outstanding principal balance of the Advances held by all Lenders, and (c) with respect to the Term Loan, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Term Loan held by that Lender, by (ii) the outstanding principal balance of the Term Loan held by all Lenders.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Qualified Plan” means an ERISA Plan that is intended to be tax qualified under Section 401(a) of the IRC.
“Rate Contract” means any agreement, device or arrangement providing for payments which are related to fluctuations of commodities, currencies, or interest rates, exchange rates, forward rates, or equity prices, including Dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement (including the existing ISDA Master Agreement), and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.
“Rate Contract Obligations” means any and all obligations of a Loan Party to an Eligible Swap Counterparty, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (a) any and all Rate Contracts between a Loan Party and an Eligible Swap Counterparty, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any such Rate Contract, including the Existing Rate Contract Obligations.
“Real Estate” means each of, and collectively, (a) the real estate listed on Schedule 3.19 of the Agreement and (b) each parcel of real estate contemplated by Section 4.15(e) of the Agreement.
“Real Estate Deliverables” means each of the following agreements, instruments and other documents in respect of each premises in form and substance reasonably satisfactory to Agent:
(a)    a Mortgage duly executed by the applicable Loan Party,
(b)    evidence of the recording of such Mortgage in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of Agent and Lenders thereunder;
(c)    a Title Insurance Policy or bring-down of the existing Title Insurance Policy with respect to such Mortgage, dated as of the Closing Date or the date on which such Mortgage is required to be delivered pursuant to the Agreement, as applicable;
(d)    a current ALTA survey and a surveyor’s certificate, in form and substance satisfactory to Agent, certified to Agent and to the Title Company that issued the Title Insurance Policy with respect thereto by a licensed professional surveyor satisfactory to Agent;
(e)    flood insurance documentation (and, as applicable, evidence of flood insurance) with respect to such Real Estate in form and substance reasonably satisfactory to Agent;
(f)    an appraisal in compliance with FIRREA;

(g)    an opinion of counsel, satisfactory to Agent, in the state where such premises is located with respect to the enforceability of the Mortgage to be recorded and such other matters as Agent may reasonably request;
(h)    Phase I Environmental Site Assessments (and, if requested by Agent, Phase II Environmental Site Assessments) with respect to such real property, certified to Agent by a company reasonably satisfactory to Agent (together with a duly executed reliance letter from such company); and
(i)    such other agreements, instruments and other documents (including guarantees and subordination and non-disturbance agreements) as Agent may reasonably require.
“Register” has the meaning ascribed to it in Section 12.6(a)(iii) of the Agreement.
“Refinancing” means the repayment in full by Borrower of the Prior Lender Obligations on the Closing Date.
“Reimbursement Obligations” means, at any date, the obligations of Borrower then outstanding to reimburse the L/C Issuer, for payments made by L/C Issuer under a Letter of Credit.
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, manager, member, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article VIII) and other consultants and agents of or to such Person or any of its Affiliates.
“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.
“Replacement Lender” has the meaning ascribed to it in Section 12.6(c) of the Agreement.
“Required Lenders” means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders and the outstanding principal balance of the Term Loan held by all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Exposure and the Term Loan held by all Lenders; provided, that at any time that 2 or more unaffiliated Lenders who are not Defaulting Lenders are party to the Agreement, Required Lenders shall be composed of at least 2 such Lenders (it being understood for the purposes of this proviso that Affiliates and Approved Funds of a Lender shall be deemed to be 1 Lender).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of Borrower designated by Borrower and acceptable to Agent.
“Restricted Payment” means, with respect to any Loan Party or Subsidiary (a) the declaration or payment of any dividend or distribution or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Loan Party’s or Subsidiary’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Loan Party or Subsidiary now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Loan Party’s or Subsidiary’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Loan Party or Subsidiary other than payment of compensation in the Ordinary Course of Business to Stockholders who are employees of such Loan Party or Subsidiary; and (g) any transfer or other distribution of property to any Person other than a Loan Party pursuant to a statutory division.
“Revolving Credit Advance” has the meaning ascribed to it in Section 2.1(a) of the Agreement.
“Revolving Exposure” means, (a) with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Revolving Credit Advances at such time, plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Obligations outstanding at such time, plus (iii) such Lenders’ Pro Rata Share of the aggregate principal amount of all Swing Line Advances outstanding at such time, and (b) with respect to all Lenders at any time, the sum of (i) the aggregate outstanding principal amount of Revolving Credit Advances at such time, plus (ii) the aggregate Letter of Credit Obligations outstanding at such time, plus (iii) the aggregate principal amount of all Swing Line Advances outstanding at such time.
“Revolving Loan” means, at any time, the sum of (a) the aggregate amount of Revolving Credit Advances outstanding plus (b) the aggregate Letter of Credit Obligations. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.
“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances, incur (or participate in) Letter of Credit Obligations and participate in Swing Line Advances, as set forth on Annex F to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, incur (or participate in) Letter of Credit Obligations and participate in Swing Line Advances, which aggregate commitment shall be $10,000,000 on the Closing Date, as such amount may be increased, reduced or adjusted, if at all, from time to time in accordance with the Agreement.
“Revolving Loan Commitment Increase” has the meaning ascribed to it in Section 2.15(a).
“Sanctions” has the meaning ascribed to it in Section 3.12(b) of the Agreement.
“Scheduled Unavailability Date” has the meaning ascribed to it in Section 2.5(c) of the Agreement.

“SDN List” has the meaning ascribed to it in Section 3.12(b) of the Agreement.
“Secured Parties” means each of, and collectively, (a) Agent, (b) the Lenders, and (c) each Affiliate of Agent or any Lender with respect to Bank Products and/or Rate Contract Obligations pursuant to, and in accordance with, the terms of the Agreement.
“Seller Notes” means any promissory note or notes issued by a Loan Party or a Subsidiary of such Loan Party in respect of any Permitted Acquisition as partial consideration in connection with such Permitted Acquisition, other than Contingent Acquisition Consideration.
“Settlement Date” has the meaning ascribed to it in Section 11.13(a)(ii) of the Agreement.
“SOFR” means a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight funding rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Software” means all rights, titles and interests of each Loan Party in such Loan Party’s “software” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
“Spread Adjustment” means a mathematical or other adjustment to an alternate benchmark rate selected pursuant to Section 2.5(c) of the Agreement and such adjustment may be positive, negative, or zero, subject to the specific Spread Adjustments set forth in Section 2.5(c).
“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, units or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.
“Subordinated Debt” means Indebtedness of any Loan Party subordinated to the Obligations in a manner and form satisfactory to Agent in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.
“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Loan Party.
“Successor Rate” shall mean any successor index rate determined pursuant to Section 2.5(c) from time to time, including any applicable Spread Adjustment.
“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.
“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code.
“Swap Obligation” means any obligation in respect of a Swap Contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, as amended from time to time.
“Swing Line Advance” has the meaning ascribed to it in Section 2.3 of the Agreement.
“Swing Line Exposure” means, at any time, (a)  in the case of the Swing Line Lender, the aggregate principal amount of all Swing Line Advances outstanding at such time, and (b) in the case of any Lender, its Pro Rata Share of the total Swing Line Exposure at such time.
“Swing Line Lender” means Fifth Third.
“Swing Line Maximum Amount” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex F to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender. It is acknowledged and agreed that as of the Closing Date, and until such time as amended in accordance with the terms of this Agreement in connection with the addition of Lenders, the Swing Line Maximum Amount is Zero Dollars ($0).
“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” has the meaning given in Section 2.1(d) of the Agreement.
“Term Loan Commitment” means (a) as to any Lender, such Lender’s obligation to make the Term Loan, or a portion thereof as set forth on Annex F to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be $25,000,000 on the Closing Date, as such amount may be increased, reduced or adjusted, if at all, from time to time in accordance with the Agreement and which aggregate commitment shall terminate on the Closing Date in accordance with the terms of the Agreement.
“Term Loan Increase” has the meaning ascribed to it in Section 2.15(a).
“Term Loan Lender” means: (a) on the date hereof, each Lender having Term Loan Commitments on Annex F and (b) thereafter, each Lender from time to time holding the Term Loan, or a portion thereof, after giving effect to any assignments thereof permitted by the terms of the Agreement.
“Term SOFR” means, with respect to a Tranche Rate Loan for any Interest Period, the forward-looking SOFR rate administered by CME Group Benchmark Administration Limited (CBA), (or other administrator selected by Agent) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by Agent), fixed by the administrator thereof two U.S. Government Securities Business Days prior to the commencement of the applicable Interest Period (provided, however, that if Term SOFR is not published for such day, then Term SOFR shall be determined by reference to the immediately preceding U.S. Government Securities Business Day on which such rate is published), rounded upwards, if necessary, to the next 1/8th of 1% and adjusted for reserves if Agent is required to maintain reserves with respect to the relevant Advances, all as determined by Agent in accordance with the Agreement and Agent’s loan systems and procedures periodically in effect.
“Termination Date” means the date on which (a) the Advances have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex A to the Agreement, and (d) all Revolving Loan Commitments under the Agreement have been terminated and Borrower shall not have any further right to borrow any monies or request any further extensions of credit under the Agreement.
“Threshold Amount” means $1,500,000.
“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.
“Total Net Leverage Ratio” has the meaning assigned to such term in Annex E to the Agreement.
“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right to use any Trademark.

“Trademark Security Agreements” means, collectively, each the Trademark Security Agreement made in favor of Agent, on behalf of Lenders, by each applicable Loan Party.
“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all trademarks, trade names, corporate (and, as applicable, limited liability company) names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.
“Tranche Rate” means, with respect to any Interest Period, the greater of (a) 0.0% (the “Index Floor”) and (b) Term SOFR relating to quotations for one (1) or three (3) months, as selected by Borrower in its Notice of Borrowing or Notice of Conversion, or as otherwise set pursuant to the terms of this Agreement, as applicable. Each determination by Agent of the Tranche Rate shall be conclusive and binding in the absence of manifest error. Notwithstanding anything to the contrary contained in the Agreement, at any time during which a Rate Contract with any Secured Party is then in effect with respect to all or a portion of the Obligations bearing interest based upon the Tranche Rate or any Successor Rate, the provision that rounds up the Tranche Rate to the next 1/8th of 1% shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations that are subject to such Rate Contract.

“Tranche Rate Loans” means any Advances that accrue interest by reference to the Tranche Rate for an Interest Period elected by Borrower in accordance with Section 2.5(a) of the Agreement and the other terms of the Agreement.

“Tranche Rate Replacement Date” has the meaning ascribed to it in Section 2.5(c)(i).
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UCP” has the meaning ascribed to it in clause (k) of Annex A to this Agreement.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the IRC.
“Unrestricted Cash” means cash or Cash Equivalents of the Borrower or any of its Subsidiaries that is subject to a first priority perfected security interest in favor of the Agent and would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 signed into law October 26, 2001).
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities
“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all Financial Statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated Financial Statements of the Borrower and its Subsidiaries delivered to Agent and Lenders on or prior to the Closing Date. If at any time any change in GAAP would, in either case, affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and any of Agent, Borrower or Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the final approval of Agent and Required Lenders); provided, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Loan Parties shall provide to Agent and Lenders Financial Statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein shall be disregarded for the purposes of computing any financial ratios and requirements herein and (ii) the effect of any changes to GAAP that would require leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date to be classified and accounted for as capital leases under the revised GAAP (including by reason of adoption of FASB Accounting Standards Update 2016-02) shall be disregarded for the purposes of computing any financial ratios and requirements herein. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Loan Parties shall not, without the prior written consent of Agent, cause or permit any change in application of GAAP, or any method of GAAP utilized, by the Borrower in its Financial Statements after the Closing Date.
1.3.    Other Definitional Provisions and References. References in this Agreement to “Sections”, “Annexes”, “Exhibits”, “Appendices” or “Schedules” shall be to Sections, Annexes, Exhibits, Appendices or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation.” Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. The references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. References in any Loan Document to the knowledge (or an analogous phrase) of any Loan Party are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence in Borrower’s and each other Loan Party’s performance under this Agreement and all other Loan Documents. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Except as otherwise specified or limited herein, references to any statute or act shall include all related regulations, rules and orders and all amendments and supplements and any successor or replacement statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document (including the Loan Documents and any Organizational Document) shall include all schedules, exhibits, annexes, appendices and other attachments thereto and shall be construed as referring to such agreement, instrument or document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements and supplements set forth herein or in any other Loan Document).
2.    ADVANCES AND LETTERS OF CREDIT
2.1.    Revolving Credit Advances, Term Loan, and Borrowings.
(a)    Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances pursuant to its Revolving Loan Commitment (each, a “Revolving Credit Advance”); provided, that the aggregate principal amount of such Revolving Credit Advances will not result in (i)  such Lender’s Revolving Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the aggregate Revolving Loan Commitments of all Lenders. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a).
(b)    Borrower shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Credit Advance, such Notice of Borrowing to be delivered no later than: (A) noon (New York, NY time) (or such later time acceptable to Agent in its sole discretion) on the day of such proposed borrowing in the case of a Base Rate Loan or (B) noon (New York, NY time) (or such later time acceptable to Agent in its sole discretion) on the third (3rd) U.S. Government Securities Business Day prior to such proposed borrowing in the case of a Tranche Rate Loan. Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.

(c)    The making of each Advance by Agent or any Lender, whether under Section 2.1(a) or Section 2.3, will be deemed to be a representation by Borrower that (i) the Advance will not violate the terms of Section 2.1(a) or Section 2.3. Neither Agent nor any Lender shall have any duty to follow, or any liability for, the application by Borrower of any proceeds of any Advance.
(d)    Subject to the other terms and conditions of this Agreement, on the Closing Date, each Term Loan Lender, severally and not jointly, agrees to make a term loan to Borrower in an aggregate principal amount equal to $25,000,000 (the “Term Loan”); provided that, after giving effect to the making of such Term Loan, the portion of the Term Loan advanced by any Term Loan Lender shall not exceed the Term Loan Commitment of such Term Loan Lender. No part of the Term Loan made to Borrower may, on the repayment thereof, be redrawn or reborrowed.
2.2.    Prepayments/Commitment Termination.
(a)    Termination of Revolving Loan Commitments.
(i)    Borrower may at any time on at least five (5) days’ prior written notice to Agent terminate the Revolving Loan Commitments of all the Lenders; provided that, upon such termination, all Advances and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex A. Any voluntary termination of the Revolving Loan Commitments must be accompanied by payment of any funding breakage costs in accordance with Section 2.5(e). Upon any such termination of the Revolving Loan Commitments, Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently terminated.
(ii)    All of the Obligations shall, if not sooner paid or required to be paid pursuant to this Agreement or any other Loan Document, be due and payable in full on the Commitment Termination Date.
(b)    Mandatory Prepayments.
(i)    If at any time the outstanding balance of the aggregate Revolving Exposure exceeds Borrowing Availability, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances and/or Swing Line Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances and Swing Line Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex A to the extent required to eliminate such excess. Any such prepayment shall be applied in accordance with Section 2.2(c) (but disregarding any requirement therein for prepayment of the Term Loan).
(ii)    Subject to Section 2.2(e), within two (2) Business Days after receipt by any Loan Party or Subsidiary of cash proceeds (including insurance proceeds and proceeds from casualty losses or condemnations) of any voluntary or involuntary sale or disposition of, or any casualty or condemnation event with respect to, any property or assets of any Loan Party or Subsidiary (determined exclusive of any proceeds of sales of Inventory in the Ordinary Course of Business solely for purposes of this Section 2.2(b)(ii)) in excess of $500,000 in any Fiscal Year, Borrower shall notify Agent of such Loan Party’s receipt of such cash proceeds and shall prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such cash proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of Liens that are senior to the Liens of Agent created under the Loan Documents on such assets (to the extent such Liens constitute Permitted Encumbrances hereunder), and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (it being understood that to the extent any such reserve is reversed or abandoned, the amount so reversed or abandoned shall constitute cash proceeds payable pursuant to this Section). Any such prepayment shall be applied in accordance with Section 2.2(c); provided, that so long as (1) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (2) Borrower shall have given Agent prior written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Loan Party or, in the case of proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets, (3) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (4) such Loan Party completes such replacement, purchase, or construction within 180 days (or 365 days in the case of any involuntary disposition resulting from a casualty loss or condemnation) after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of such assets or, in the case of proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets, unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, such net cash proceeds not so applied shall be paid to Agent and applied in accordance with Section 2.2(c).
(iii)    If any Loan Party issues Stock other than an Excluded Issuance or receives a capital contribution, no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall notify Agent of such Loan Party’s receipt of such proceeds and shall prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.2(c).
(iv)    If any Loan Party incurs Indebtedness not permitted under the terms of this Agreement, no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall notify Agent of such Loan Party’s receipt of such proceeds and shall prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds, net of reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.2(c).
(c)    Application of Certain Mandatory Prepayments. So long as no Event of Default or Application Event has occurred and is continuing, any prepayments made by Borrower pursuant to Section 2.2(b) shall be applied as follows: first to prepay the outstanding principal balance of the Term Loan, to the remaining principal installments thereof in the inverse order of maturity (including the “bullet” payment at maturity with respect thereto), second to prepay any Swing Line Advances that may be outstanding, third to prepay the remaining Advances without a corresponding reduction in the Revolving Loan Commitments, and fourth to cash collateralize outstanding Letter of Credit Obligations in the manner set forth on Annex A. If any Event of Default has occurred and is continuing, but an Application Event is not in existence, at the direction of Agent, such amounts shall be applied as provided in Section 9.3(b). If an Application Event has occurred and is continuing, such amounts shall be applied as provided in Section 9.3(c). All prepayments made pursuant to Section 2.2(b) must be accompanied by payment of any funding breakage costs in accordance with Section 2.5(e).
(d)    Application of Prepayments to Tranche Rate Loans. Any prepayment of a Tranche Rate Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 2.5(e). All prepayments of an Advance shall be applied first to that portion of such Advance comprised of Base Rate Loans and then to that portion of such Advance comprised of Tranche Rate Loans, in direct order of Interest Period maturities.
(e)    No Implied Consent. Nothing in this Section 2.2 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents or a waiver of any Event of Default arising therefrom.
2.3.    Swing Line Advances.
(a)    Swing Line Lender may, from time to time, at its sole election and without prior notice to or consent by any Lender or Borrower, convert any request or deemed request by Borrower for a Revolving Credit Advance that is a Base Rate Loan into a request for an advance made by, and for the account of, Swing Line Lender in accordance with the terms of this Agreement (each such advance, a “Swing Line Advance” or a “Swing Line Loan”). Each Swing Line Advance shall be a Base Rate Loan, and shall be advanced by Swing Line Lender in the same manner as Revolving Credit Advances are advanced hereunder, in accordance with the provisions of Section 2.1, provided, that no Swing Line Advances shall be made at any time that an Event of Default under Sections 9.1(a), (h) or (i) has occurred and is continuing. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Maximum Amount or (B) an amount that results in (i) any Lender’s Revolving Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the aggregate Revolving Loan Commitments of all Lenders. If at any time the outstanding Swing Line Advances exceed the Swing Line Maximum Amount, then, on the next succeeding Business Day, Borrower shall repay Swing Line Advances, in an aggregate amount equal to such excess.
(b)    [Reserved].
(c)    Swing Line Lender shall give Agent prompt notice of each Swing Line Advance made by Swing Line Lender. In the event that on any Business Day Swing Line Lender desires that all or any portion of the outstanding Swing Line Advances should be reduced, in whole or in part, Swing Line Lender shall notify Agent to that effect and indicate the portion of the Swing Line Advance to be so reduced. Swing Line Lender hereby agrees that it shall notify Agent to reduce the Swing Line Advance to zero at least once every week. Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swing Line Lender regarding the reduction of outstanding Swing Line Advances and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the obligation to make a Revolving Credit Advance to repay outstanding Swing Line Advances (or the applicable portion thereof). Each Lender hereby unconditionally and irrevocably agrees to fund to the Loan Account, for the benefit of Swing Line Lender, not later than noon (New York, NY time) on the Business Day immediately following the Business Day of such Lender’s receipt of such notice from Agent (provided, that if any Lender shall receive such notice at or prior to 10:00 a.m. (New York, NY time) on a Business Day, such funding shall be made by such Lender on such Business Day), such Lender’s Pro Rata Share of a Revolving Credit Advance (which Revolving Credit Advance shall be a Base Rate Loan and shall be deemed to be requested by Borrower) in the principal amount equal to the portion of the Swing Line Advance which is required to be paid to Swing Line Lender under this Section

2.3. The proceeds of any such Revolving Credit Advances so funded shall be immediately paid over to Agent for the benefit of Swing Line Lender for application against then-outstanding Swing Line Advances. For purposes of this Section 2.3 Swing Line Lender shall be conclusively entitled to assume that, at the time of the advance of any Swing Line Advance, each Lender will fund its Pro Rata Share of the Revolving Credit Advances provided for in this Section 2.3.
(d)    In the event that, at any time any Swing Line Advances are outstanding, either (i) an Event of Default pursuant to Section 9.1(h) or 9.1(i) has occurred or (ii) the Revolving Loan Commitment has been suspended or terminated in accordance with the provisions of this Agreement, then in either case, each Lender (other than Swing Line Lender) shall be deemed to have irrevocably and immediately purchased and received from Swing Line Lender, without recourse or warranty, an undivided interest and participation in the Swing Line Advances in an aggregate amount equal to such Lender’s Pro Rata Share of each Swing Line Advance outstanding. Any purchase obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstances whatsoever. In the event that on any Business Day Swing Line Lender desires to effect settlement of any such purchase, Swing Line Lender shall promptly notify Agent to that effect and indicate the payment amounts required by each Lender to effect such settlement. Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swing Line Lender and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the required payment settlement amount. Each such Lender shall effect such settlement upon receipt of any such notice by transferring to Agent’s account specified by Agent to Lenders from time to time not later than noon (New York, NY time) on the Business Day immediately following the Business Day of receipt of such notice (provided, that if any such Lender shall receive such notice at or prior to 10:00 a.m. (New York, NY time) on a Business Day, such funding shall be made by such Lender on such Business Day), an amount equal to such Lender’s participation in the Swing Line Advance.
(e)    In the event any Lender fails to make available to Agent when due the amount of such Lender’s participation in the Swing Line Advances, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate, for the first 3 days following the due date, and thereafter at the Base Rate plus the Applicable Margin for Base Rate Loans in respect of Swing Line Advances. Any Lender’s failure to make any payment requested under this Section 2.3 shall not relieve any other Lender of its obligations hereunder, but no Lender shall be responsible for the failure of any other Lender to make available to Agent such other Lender’s required payment hereunder. The obligations of Lenders under this Section 2.3 shall be deemed to be binding upon Agent, Swing Line Lender and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Loan Party.
2.4.    Interest and Applicable Margins; Fees; Term Loan Principal Payments.
(a)    Subject to Sections 2.1(b), 2.1(c), 2.4(c) and 2.4(d), each Advance shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Tranche Rate or the Base Rate, as the case may be, plus the Applicable Margin; provided, that Swing Line Advances may not be Tranche Rate Loans. Each determination of an interest rate by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. All computations of Fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, except that interest computed by reference to the Base Rate shall be computed on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and Fees shall accrue during each period during which interest or such Fees are computed from (and including) the first day thereof to (but excluding) the last day thereof.

(b)    All as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect, interest shall be paid in arrears (i) on each Interest Payment Date and (ii) on the date of each payment or prepayment of Advances on and after the Commitment Termination Date. Agent may estimate the amount of interest that Borrower will owe on Borrower’s periodic statements and Agent may adjust the amount of interest owed on each subsequent statement provided to Borrower to reflect any differential between the estimated amount of interest shown on Borrower’s preceding statement and the actual amount of interest determined to have been due by Agent on the preceding Interest Payment Date. Borrower agrees to pay the amount shown due on the Interest Payment Date on each of Borrower’s periodic statements on each Interest Payment Date.
(c)    At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 9.1(a), 9.1(h) or 9.1(i) exists), interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the Advances and the Letter of Credit Fees shall increase, from and after the date of occurrence of such Event of Default, to a rate per annum which is determined by adding 2.00% per annum to the Applicable Margin or Letter of Credit Fee, as applicable, then in effect for such Advances (plus the Tranche Rate or the Base Rate, as the case may be) or Letter of Credit Obligations, as applicable (the “Default Rate”). All such interest shall be payable on demand of Agent or the Required Lenders.
(d)    Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable Law (“Maximum Lawful Rate”) for such period; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.
(e)    Fees.
(i)    Closing Fee. Borrower shall pay to Lender on the Closing Date a closing Fee in the aggregate amount of $87,500 (the “Closing Fee”). The Closing Fee is fully-earned and non-refundable as of the Closing Date.
(ii)    [Reserved].
(iii)    Unused Line Fees. Borrower agrees to pay to Agent for the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, a commitment Fee (the “Unused Line Fee”), which shall accrue, as of each day during the period from and including the Closing Date to but excluding the date on which the Revolving Loan Commitments terminate, at the Applicable Margin on the then daily amount of the difference of the Revolving Loan Commitments of all Lenders minus the sum of (A) the aggregate outstanding amount of all Revolving Credit Advances of all Lenders plus (B) the outstanding amount of Letter of Credit Obligations. The accrued Unused Line Fee shall be payable in arrears on each Interest Payment Date, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect. Accruals of the Unused Line Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed during the applicable period (including the first day but excluding the last day of such period). Notwithstanding anything to the contrary in this Section 2.4(e)(iii), Swing Line Advances, in each case outstanding from time to time, shall be deemed to reduce the Revolving Loan Commitment of Fifth Third, as a Lender, for purposes of computing the Unused Line Fee owed to it under this Section 2.4(e)(iii).
(iv)    Letter of Credit Fees. Borrower agrees to pay to Agent:
(A)    For the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, as compensation to such Lenders for their participation interest in the Letter of Credit Obligations incurred hereunder with respect to Letters of Credit (each a “Letter of Credit Fee”):
(a) with respect to each standby Letter of Credit, for each applicable period during which such Letter of Credit Obligation shall remain outstanding, a Fee in an amount equal to the Applicable Margin for Tranche Rate Loans from time to time in effect multiplied by the maximum amount available from time to time to be drawn under such Letter of Credit, which Fee shall be payable (as more specifically determined pursuant to the applicable Loan Documents with respect to such Letter of Credit and otherwise as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect): quarterly in arrears on the last Business Day of each calendar quarter; and
(b) with respect to each commercial Letter of Credit, a Fee in an amount equal to the Applicable Margin for Tranche Rate Loans in effect on such date of issuance on the stated amount of such Letter of Credit, which Fee shall be payable (as more specifically determined pursuant to the applicable Loan Documents with respect to such Letter of Credit and otherwise as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect) in advance on the date of issuance of such Letter of Credit.
(B)    For the account of L/C Issuer, on demand, such Fees (including all current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees) and other charges and expenses of L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued. Borrower further agrees to pay to Agent and each Lender all costs and expenses incurred by Agent or any Lender on account of any Letter of Credit Obligations.
(C)    For the account of L/C Issuer, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer at a rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on or prior to the date that is ten (10) Business Days following each Fiscal Quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date of such Letter of Credit and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Annex A.

All such Fees are fully earned by the applicable Lenders when paid and non-refundable. The Letter of Credit Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year. If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, the Letter of Credit Fee or any other Fee paid in advance will not be refunded and will be retained by the applicable Lenders solely for their account.
(v)    NSF Fees. In addition to, and without limiting, any other provision of this Agreement or the other Loan Documents, Agent may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason.
(f)    Borrower hereby promises to pay to Agent, on each Principal Payment Date until the Term Loan has been paid in full, the unpaid principal balance of the Term Loan in quarterly installments equal to $312,500; provided that the last installment of principal of the Term Loan shall be due and payable on the Termination Date applicable to the Term Loan (if not earlier paid) and shall be in an amount sufficient to pay in full the entire unpaid principal amount of the Term Loan. Borrower may from time to time optionally prepay the principal balance of the Term Loan; provided that (i) Borrower shall provide advance written notice to Agent of such prepayment at the latest by noon (New York, NY time) on the Business Day prior to the prepayment and (ii) each voluntary prepayment of the Term Loan shall be in a minimum principal amount of $100,000 and in integral multiples of $25,000 (or such lesser amount as may be agreed by Agent). Any voluntary prepayment of the Term Loan will be applied in inverse order of maturity (including the “bullet” payment at maturity with respect thereto).
2.5.    Tranche Rate Provisions.
(a)    Tranche Rate Election. Subject to the provisions of Section 9.2, Borrower may request that Revolving Credit Advances permitted to be made hereunder be Tranche Rate Loans and that outstanding portions of Advances made hereunder be converted to Tranche Rate Loans. Any request with respect to a new Revolving Credit Advance will be made by submitting a Notice of Borrowing to Agent. Once given, and except as provided in clauses (b)-(f) below, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby. In the case of any conversion of a Base Rate Loan to a Tranche Rate Loan, any conversion of an existing Tranche Rate Loan to a new Tranche Rate Loan with a different Interest Period, or any conversion of a Tranche Rate Loan to a Base Rate Loan, such election must be made pursuant to a Notice of Conversion. In addition to the other provisions of this Agreement, as a condition to any Tranche Rate election hereunder, on or before the date on which the applicable Tranche Rate Loan is to be advanced or converted hereunder, in each case in accordance with Agent’s loan policies and procedures periodically in effect, Borrower shall notify Agent of each of the following: (i) the requested amount of such Tranche Rate Loan, (ii) the Interest Period that Borrower has elected to apply to such Tranche Rate Loan, and (iii) the date of the requested Advance or conversion. In the absence of a Notice of Conversion submitted to Agent not later than noon New York, NY time (or such later time acceptable to Agent in its sole discretion) at least three (3rd) U.S. Government Securities Business Day prior to such Business Day on which such Interest Period expires, Borrower will be deemed to have elected to have the Tranche Rate Loan then maturing continued as a Tranche Rate Loan for the same Interest Period commencing on the date on which such expiring Interest Period ends. If Borrower submits a Notice of Borrowing without specifying the Interest Period to apply to such Trance Rate Loan, Borrower will be deemed to have elected to have such principal amount bear interest as a Tranche Rate Loan with an Interest Period of one month, commencing on the date of the Advance. Unless otherwise permitted by Agent in its sole discretion: (A) in no event may the last day of any Interest Period exceed the Commitment Termination Date, (B) in no event may any new Interest Period commence with respect to any Tranche Rate Loan requested to be converted hereunder prior to the expiration of the applicable Interest Period then in effect with respect to such Tranche Rate Loan, (C) there may be no more than five

(5) Tranche Rate Loans outstanding at any one time, and (D) if required by Agent in its sole discretion at any time and from time to time, each request for a Tranche Rate Loan, whether by original issuance or conversion, shall be in a minimum amount of $100,000 and, if in excess of such amount, in an integral multiple of $100,000 in excess of such amount.
(b)    Temporary Replacement of the Tranche Rate and Tenor Replacement. In the event, prior to commencement of any Interest Period relating to a Tranche Rate Loan, Agent shall determine or be notified by Required Lenders that either: (i) the Tranche Rate is unavailable, unrepresentative, or unreliable, (ii) the Tranche Rate as determined by Agent will not adequately and fairly reflect the cost to Lenders of funding their Tranche Rate Loans for such Interest Period, or (iii) the making or funding of Tranche Rate Loans has become impracticable; then, in any such case, Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on all parties hereto absent manifest error), and (A) any request for a Tranche Rate Loan or for a conversion to or continuation of a Tranche Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (B) each Tranche Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (C) the obligations of Lenders to make Tranche Rate Loans shall be suspended until Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Agent shall so notify Borrower and Lenders.
At any time (including in connection with the implementation of a Successor Rate), Agent may remove any tenor of a Tranche Rate that is unavailable, non-representative, or not in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, in Agent’s sole discretion, for Tranche Rate settings; provided however that Agent may reinstate such previously removed tenor for Tranche Rate settings, if Agent determines in its sole discretion that such tenor has become available and representative again.
(c)    Tranche Rate Replacement.
(i)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Rate Contract shall be deemed not to be a “Loan Document” for purposes of this Section 2.5(c)), but without limiting Section 2.5(b) above, if Agent determines (which determination shall be conclusive and binding on all parties hereto absent manifest error) that any of the circumstances described in Section 2.5(b)(i)-(iii) has occurred and is unlikely to be temporary or the administrator of the Tranche Rate or a Governmental Authority having or purporting to have jurisdiction over Agent has made a public statement identifying a specific date (the “Scheduled Unavailability Date”) after which the Tranche Rate will no longer be representative or made available or used for determining the interest rate of loans or otherwise cease or no longer be in compliance or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Benchmarks, and there is no successor administrator satisfactory to Agent, then on a date and time determined by Agent (“Tranche Rate Replacement Date”), but no later than the Scheduled Unavailability Date, the Tranche Rate will be replaced hereunder and under any other Loan Document with Daily Simple SOFR (the “Successor Rate”).
(ii)    Notwithstanding anything to the contrary herein, if Agent determines that the Successor Rate designated in Section 2.5(c)(i) above is not available or administratively feasible, or if any of the circumstances described in the initial paragraph of this Section 2.5(c) with regard to the Tranche Rate has occurred with respect to a Successor Rate then in effect, Agent and Borrower may amend this Agreement solely for the purpose of replacing the Tranche Rate or any then current Successor Rate in accordance with this Section 2.5(c) with another alternative benchmark rate and a Spread

Adjustment, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities and any recommendations of a relevant Governmental Authority, and which Spread Adjustment or method for calculating such Spread Adjustment shall be published on an information service as selected by Agent from time to time in its reasonable discretion.
(iii)    If the Successor Rate is based on Daily Simple SOFR, interest shall be due and payable in arrears on the last Business Day of each month.
(iv)    Any such alternative benchmark rate and Spread Adjustment shall constitute a Successor Rate hereunder. Any such amendment shall become effective on the date set forth in a written notice provided by Agent to Borrower and Lenders (such date to be five or more Business Days after the date of such notice) unless the Required Lenders have provided written notice of their objection to such amendment on or before the fifth Business Day after Agent provides such notice. For the avoidance of doubt, from and after such date, (x) all Tranche Rate Loans shall bear interest at the Successor Rate plus the Applicable Margin; and (y) all references herein and in any other Loan Documents to “Tranche Rate” shall mean and refer to the Successor Rate.
(v)    Notwithstanding anything to the contrary herein, if the Successor Rate would be less than the Index Floor, the Successor Rate will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents. Further, if the interest rate to be replaced is rounded upwards to the next 1/8th of 1% under the terms of this Agreement or any Loan Document, the Successor Rate shall also be rounded up to the next 1/8th; provided further that this provision governing rounding shall not apply if Borrower has a Rate Contract in effect with respect to all or part of an Advance.
(vi)    Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to the Tranche Rate or any Successor Rate, including the selection of such rate, any related Spread Adjustment, or any Conforming Changes, or whether the composition or characteristics of any Successor Rate and Spread Adjustment or Conforming Changes will be similar to, or produce the same value or economic equivalence of, the initial Tranche Rate.
(vii)    Notwithstanding anything to the contrary contained herein, if, after the Closing Date, Borrower enters into a Rate Contract with respect to all or part of a Tranche Rate Loan and the floating interest rate under the Rate Contract is Daily Simple SOFR, Agent and Borrower may agree to replace the Tranche Rate for such portion of the Tranche Rate Loan equal to the notional amount of the corresponding Rate Contract (the “Hedged Tranche Rate Loan”) with Daily Simple SOFR plus the Applicable Margin for the Tranche Rate Loan without consent of any other party hereto; provided further that, if subsequent thereto, Agent and Borrower amend such Rate Contract to include, or terminate such Rate Contract and enter into a new Rate Contract with, a floating interest rate thereunder of the original Tranche Rate, then Agent and Borrower may further agree to replace Daily Simple SOFR for such Hedged Tranche Rate Loan with the original Tranche Rate plus the Applicable Margin for the Tranche Rate Loan hereunder without consent of any other party hereto; and, in either such event, (A) such rate shall be a Successor Rate hereunder, and (B) Agent shall provide written notice thereof to the Lenders.
(d)    Illegality. Notwithstanding any other provisions hereof, if any Law shall make it unlawful for any Lender to make, fund or maintain Tranche Rate Loans, such Lender shall promptly give notice of such circumstances to Agent, Borrower and the other Lenders. In such an event, (i) the commitment of the Lenders to make Tranche Rate Loans, continue Tranche Rate Loans as Tranche Rate

Loans or convert Base Rate Loans to Tranche Rate Loans shall be immediately suspended and (ii) any outstanding Tranche Rate Loans shall be converted automatically to Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by Law.
(e)    Tranche Rate Breakage Fee. Upon (i) any default by Borrower in making any borrowing of, conversion into or conversion of any Tranche Rate Loan following Borrower’s delivery to Agent of any applicable Notice of Borrowing or Notice of Conversion or (ii) any payment of a Tranche Rate Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall promptly pay each Lender an amount equal to the amount of any losses, expenses and liabilities (including any loss (including interest paid) in connection with the re-employment of such funds) that such Lender sustains as a result of such default or such payment.
(f)    Increased Costs. If, after the Closing Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the Tranche Rate pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender, or (ii) shall impose on any Lender any other condition affecting its Tranche Rate Loans, any of its notes issued pursuant hereto (if any) or its obligation to make Tranche Rate Loans; and the result of anything described in these clauses (i) and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any Tranche Rate Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto, then upon demand by such Lender, Borrower shall promptly pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.
(g)    Conforming Changes. In connection with the use, implementation, or administration of the Tranche Rate, including any temporary or permanent replacement for the Tranche Rate, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use, implementation, or administration of the Tranche Rate, or any temporary or permanent replacement for the Tranche Rate.
2.6.    Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex A, Borrower shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower and its Subsidiaries.
2.7.    Provisions Regarding Payment.
(a)    General Provisions. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York, NY time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to noon New York, NY time. Payments received in the Collection Account after noon New York, NY time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day so long as such funds are available funds.

(b)    Account Debit. The Borrower hereby irrevocably authorizes the Agent to charge any Borrower’s deposit accounts maintained with the Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrowers acknowledge and agree that the Agent shall not be under an obligation to do so and the Agent shall not incur any liability to any Borrower or any other Person for the Agent’s failure to do so.
2.8.    Loan Account. Agent shall maintain a loan account (the “Loan Account”) on its books in accordance with the Register to record all Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Advances or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Advances setting forth the balance of the Loan Account for the immediately preceding month. Each and every such accounting shall be presumptive evidence of all matters reflected therein absent manifest error.
2.9.    Taxes.
(a)    Gross-up for Taxes. All payments of principal and interest on the Advances and all other amounts payable hereunder or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any withholding or deduction from any payment to be made by any Loan Party hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable Law, then the applicable Loan Party will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to Agent and any applicable Lender an official receipt or other documentation satisfactory to Agent or such Lender evidencing such payment to such authority, and (iii) if the Tax is an Indemnified Tax, pay to Agent for the account of Agent and each applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes. If any Indemnified Taxes are directly asserted against Agent or any Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Loan Document or with respect to, or arising from, the obligations of the Loan Parties under any Loan Document, the Loan Parties shall jointly and severally indemnify Agent or such Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Agent or such Lender and any reasonable, out-of-pocket expenses arising therefrom or with respect thereto (including reasonable, out-of-pocket attorneys’ or tax advisor fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive and binding absent manifest error.
(b)    Interest and Penalties. If Borrower or any other applicable Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrower and the other Loan Parties shall jointly and severally indemnify Agent and Lenders for any incremental Taxes, interest or penalties and reasonable, out-of-pocket costs and expenses (including attorneys’ and tax advisor fees and expenses) that may become payable by Agent or any Lender (or any of its Affiliates) as a result of any such failure.
(c)    Withholding Documentation. Each Lender that is organized under the Laws of a jurisdiction other than the United States and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (with applicable attachment), as applicable, and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to an exemption from, or reduction of, withholding or deduction of U.S. federal withholding Taxes. Each Lender that is a U.S. Person on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more United States Internal Revenue Service Form W-9. In addition, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.
(d)    Treatment of Certain Refunds. If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9 (including by the payment of additional amounts pursuant to this Section 2.9(d)), it shall, so long as no Event of Default is occurring, pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender, Agent or their respective Affiliates and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Loan Parties, upon the request of such indemnified party, shall repay to such Lender or Agent the amount paid over pursuant to this Section 2.9(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender, Agent or their respective Affiliates is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.9(d), in no event will any Lender or Agent be required to pay any amount to a Loan Party pursuant to this Section 2.9(d) the payment of which would place such Person (or its Affiliates) in a less favorable net after-Tax position than such Person (or its Affiliates) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.9(d) shall not be construed to require any Lender, Agent, or their Affiliates to make available its respective Tax returns (or any other information relating to its Taxes that it deems confidential) to a Loan Party or any other Person.

(e)    Usage of Terms. For the purposes of this Section 2.9 and the definitions of Excluded Tax, Indemnified Tax, Taxes, and Other Taxes used therein, “Lender” means any Lender, Swing Line Lender, L/C Issuer, and, subject to Section 12.6(b), any Participant.
2.10.    Capital Adequacy. If any Lender or any Person controlling such Lender shall reasonably determine that any Change in Law has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such Change in Law, then from time to time, upon demand by such Lender, Borrower shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction.
2.11.    Mitigation Obligations. If any Lender requests compensation under either Section 2.5(e) or Section 2.10, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, then, upon the written request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (b) would not subject such Lender to any unreimbursed cost or expense, and (c) would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Without limitation of the provisions of Section 10.1, Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.
2.12.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.5(d).
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 of this Agreement or otherwise) or received by Agent from a Defaulting Lender pursuant to a right of setoff available with respect to such Defaulting Lender shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to cash collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with this Agreement; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing

Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Fees.
(A)    No Defaulting Lender shall be entitled to receive any Fee (other than its portion of the Letter of Credit Fee) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such Fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive its portion of the Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to this Agreement.
(C)    With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving

Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. Subject to Section 12.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, cash collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in this Agreement.
(b)    Defaulting Lender Cure. If Borrower, Agent and each Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Revolving Loan Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swing Line Lender shall be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.13.    Termination of Defaulting Lender. Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than three (3) Business Days’ prior notice to Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.12(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent, any L/C Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.
2.14.    Notes. Any Lender may request that Advances made by it be evidenced by a promissory note (a “Note”). In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by Agent. Thereafter, subject to Section 2.8, the Advances evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 12.6) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if any such Note is a registered note, to such payee and its registered assigns).

2.15.    Incremental Commitments; Additional Lenders
.
(a)    From time to time after the Closing Date, Borrower may, upon at least ten (10) Business Days’ written notice to Agent (which shall promptly provide a copy of such notice to each Lender), prior to the Termination Date, request (x) an increase in the Revolving Loan Commitments (a “Revolving Loan Commitment Increase” and, collectively with any other Revolving Loan Commitment Increases, the “Incremental Revolving Loan Commitments”) and/or (y) one or more new term loan commitments which may be the same Class or a different Class as any outstanding Term Loans and Incremental Term Loans (each, a “Term Loan Increase” and, collectively with any other Term Loan Increases, the “Incremental Term Commitments”; and any Incremental Term Commitments, collectively with any Incremental Revolving Loan Commitments, the “Incremental Commitments”); provided, that, (i) the aggregate amount of all such Increases shall not exceed, as of the date such Incremental Commitments become effective, $25,000,000, and (ii) Borrower may not obtain an Increase more than three (3) times during the term of this Agreement. Any such Increase shall be in an amount not less than $1,000,000 individually and integral multiples of $100,000 in excess of that amount. Each such notice shall specify the date (each, an “Increased Amount Date”) on which Borrower proposes that any Increase shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Agent. Each Lender shall have the right for a period of seven (7) Business Days following receipt of such notice, to elect by written notice to Borrower and Agent to increase its Revolving Loan Commitment (when borrowed, an “Incremental Revolving Loan”) or Term Loan Commitment (when borrowed, an “Incremental Term Loan” and collectively with any Incremental Revolving Loan, an “Incremental Loan”), as applicable, by a principal amount equal to its Pro Rata Share of the applicable Increase. Any Lender who fails to respond to any such shall be deemed to have elected to not participate in any such Increase. No Lender (or any successor thereto) shall have any obligation to make any Increase, and any decision by a Lender to make an Increase shall be made in its sole discretion independently from any other Lender. Any fees payable by Borrower in connection with any Increase shall relate solely to the increase to the Revolving Loan Commitment or Term Loan Commitment, and not to Advances outstanding or Revolving Loan Commitments available prior to the Increased Amount Date.
(b)    If any Lender shall not elect to make an Increase pursuant to Section 2.15(a), Borrower may designate another bank, investment fund or other institution which at the time agrees to become a party to this Agreement (an “Additional Lender”) and to provide some or all of the shortfall; provided, that any Additional Lender must be reasonably acceptable to Agent, which acceptance will not be unreasonably withheld, delayed or conditioned.
(c)    Such Increase shall become effective as of such Increased Amount Date; provided, that (1) no Default or Event of Default shall exist on such Increased Amount Date before and after giving effect to such Increase; (2) both before and after giving effect to any Increase, each of the conditions set forth in Section 8.2 shall be satisfied; (3) the Borrower shall deliver calculations demonstrating, both immediately before and after giving effect to such Increase on a pro forma basis, a Total Net Leverage Ratio of no greater than 2.25 to 1.00 (assuming the Increase is fully drawn on the Increased Amount Date); (4) such Increase shall be effected pursuant to one or more supplements, joinders or amendments to this Agreement in form and substance reasonably satisfactory to Agent executed by Borrower and by each Additional Lender and by each other Lender who has agreed to make an Increase (such Lenders and Additional Lenders, collectively, the “Incremental Lenders”), setting forth the Increase of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof (including the requirements set forth in Section 8.2), together with promissory notes evidencing such Increase, if requested by such Lender or Additional Lender, and such evidence of appropriate corporate authorization on the part of Borrower with respect to the Increase and such opinions of counsel for Borrower with respect to the Increase as Agent may reasonably request; (5) Borrower shall deliver calculations evidencing pro forma compliance with the Financial Covenants contained in Annex E to the Agreement for the 12 month period following the Increased Amount Date (and, in the case of an Increase, assuming the Increase is fully drawn on the Increased Amount Date and without “netting” the cash proceeds of any such Incremental Loans); and (6) Borrower shall deliver or cause to be delivered any other documents reasonably requested by Agent in connection with any such transaction.
(d)    On any Increased Amount Date, subject to the satisfaction of the terms and conditions set forth in the foregoing clauses (a), (b) and (c), (i) each Additional Lender severally agrees to make its portion of the Incremental Commitments to Borrower and each Advance made under such Increase shall be deemed, for all purposes, to be part of the Revolving Credit Advances or Term Loans, as applicable, hereunder, and (ii) each Additional Lender providing an Increase shall become a Lender hereunder with respect to the Increase and all matters relating thereto.
(e)    If the interest margin that is to be applicable to the Increase is higher than the interest margin applicable to the Revolving Credit Advance or Term Loans, as applicable, immediately prior to the applicable Increased Amount Date (the amount by which the interest margin is higher, the “Excess”), then the interest margin applicable to such Revolving Credit Advance or Term Loans immediately prior to the Increased Amount Date, shall be increased by the amount of the Excess, effective on the applicable Increased Amount Date, and without the necessity of any action by any party hereto, and the maturity and all other terms and provisions of the Increase shall be the same as the Revolving Credit Advance or Term Loans, as applicable.
(f)    The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Loan Commitments, as the case may be, and any Increase shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments; provided that in the case of a Term Loan Increase or a Revolving Loan Commitment Increase, the terms, provisions and documentation of such Term Loan Increase or a Revolving Loan Commitment Increase shall be identical (other than with respect to upfront fees, OID or similar fees, it being understood that, if required to consummate such Increase transaction, the interest rate margins and rate floors may be increased, any call protection provision may be made more favorable to the applicable existing Lenders and additional upfront or similar fees may be payable to the lenders providing the Increase) to the applicable Term Loans or Revolving Loan Commitments being increased, in each case, as existing on the Increased Amount Date (provided that, if such Incremental Term Loans are intended to be “fungible” with the Term Loans provided on the Closing Date, notwithstanding any other conditions specified in this Section 2.15(f), the amortization schedule for such “fungible” Incremental Term Loan may provide for amortization in such other percentage(s) to be agreed by Borrower and the Agent to ensure that such Incremental Term Loans will be (or will be deemed to be) “fungible” with the Term Loans provided on the Closing Date).
(g)    Commitments in respect of Incremental Term Loans and Incremental Revolving Loan Commitments shall become Commitments (or in the case of an Incremental Revolving Loan Commitment to be provided by an existing Lender, an increase in such Lender’s applicable Revolving Loan Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each

Incremental Lender providing such Incremental Commitments. Notwithstanding anything to the contrary in Section 12.5, (x) each Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.15, including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and (y) at the option of the Borrower in consultation with the Agent, incorporate terms that would be favorable to existing Lenders, so long as the Agent reasonably agrees that such modification is favorable to the applicable Lenders. In connection with any Incremental Amendment, the Loan Parties shall, if reasonably requested by the Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Agent in order to ensure that such Incremental Loans are provided with the benefit of the applicable Loan Documents. No Lender shall be obligated to provide any Incremental Commitments or Incremental Loans unless it so agrees.
3.    REPRESENTATIONS AND WARRANTIES
To induce Lenders to make the Advances and to incur Letter of Credit Obligations, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender, each and all of which shall survive the execution and delivery of this Agreement.
3.1.    Existence and Power; Affected Financial Institution. Each Loan Party and each Subsidiary is, as of the Closing Date, an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation, has the same legal name as it appears in the Organizational Documents of such Loan Party or any Subsidiary and an organizational identification number (if any), in each case as specified (as of the Closing Date) on Schedule 3.1, and has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”). Each Loan Party and each Subsidiarity is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1 except where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, as of the Closing Date, no Loan Party or any Subsidiary has in the five (5) year period preceding the Closing Date, had any name other than its current name, or been incorporated or organized under the Laws of any jurisdiction other than its current jurisdiction of incorporation or organization, or been party to any merger, consolidation or other change in structure. No Loan Party nor any Subsidiary thereof is an Affected Financial Institution.
3.2.    Organization and Authorization; No Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents and applicable Law, (c) require no further action by or in respect of, or filing or registration with, or notice to or authorization or approval of, any Governmental Authority, and will not result in creating or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries (except Liens created pursuant to the Loan Documents), and (d) do not violate, conflict with or cause a breach or a default under (i) any Law, (ii) any of the Organizational Documents of any Loan Party or any Subsidiary or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to each of clauses (i) and (iii), reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3.    Binding Effect. Each of the Loan Documents to which any Loan Party is a party constitutes a valid and binding agreement or instrument of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
3.4.    Capitalization. The issued and outstanding and authorized Stock of each Loan Party and each Subsidiary as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding Stock of each Loan Party and each Subsidiary is duly authorized and validly issued (and, in the case of each Loan Party that is a corporation, fully paid and non-assessable), free and clear of all Liens other than those in favor of Agent for the benefit of the Secured Parties, and such Stock was issued in compliance with all applicable Laws. The identity of the holders of the Stock of each Loan Party and each Subsidiary and the percentage of their actual and fully diluted ownership of the Stock of each Loan Party and each Subsidiary, in each case as of the Closing Date, is set forth on Schedule 3.4. No shares of the Stock of any Loan Party or any Subsidiary, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party or any Subsidiary of any Stock of any such entity.
3.5.    Financial Information.
(a)    Audited Statements. The consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of operations, stockholders’ or, as applicable, members’ equity and cash flows for the Fiscal Year then ended, in each case reported on in the case of consolidated financials by an independent certified public accounting firm of national standing acceptable to Agent, copies of which have been delivered to Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations, changes in stockholders’ or, as applicable, members’ equity and cash flows for such period.
(b)    Unaudited Statements. The unaudited consolidated balance sheet of the Loan Parties and their Subsidiaries and the related unaudited consolidated statements of operations and cash flows for the applicable period then ended, copies of which have been delivered to Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Loan Parties and their Subsidiaries as of such date and their consolidated results of operations and cash flows for the fiscal quarter then ended (subject to normal year-end adjustments and the absence of footnote disclosures).
(c)    [Reserved].
(d)    Projections. The Projections delivered on the date hereof have been prepared by the Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections for the five (5) year period beginning on January 1, 2026, and ending no sooner than the last day of the original term hereof, on a month-by-month basis for the first year and on a year-by-year basis thereafter. The Projections are based upon the same accounting principles as those used in the preparation of the Financial Statements described above and the estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

(e)    No Material Adverse Effect. Since December 31, 2025, there has been no Material Adverse Effect.
3.6.    Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party, any Subsidiary or any of their respective properties which individually or in the aggregate:
(a)    purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby;
(b)    would reasonably be expected to result, in either individually or in the aggregate as to all Loan Parties, a Material Adverse Effect; or
(c)    seek an injunction or other equitable relief which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Loan Party or any Subsidiary is the subject of an audit or, to each Loan Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any requirement of Law. Borrower shall immediately disclose to Agent any changed circumstance or event, which causes any of the representations herein to be inaccurate or untrue.
3.7.    Ownership of Property. Each Loan Party and each Subsidiary is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, except as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.
3.8.    No Default. No Default or Event of Default has occurred and is continuing. No Loan Party or any Subsidiary is in breach or default, nor has any Loan Party received any notice stating a breach or default may exist, under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected which would reasonably be expected to result a Material Adverse Effect.
3.9.    Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or threatened against any Loan Party or any Subsidiary. Hours worked and payments made to the employees of the Loan Parties and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Loan Parties and the Subsidiaries, or for which any material claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.
3.10.    Regulated Entities. No Loan Party or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

3.11.    Margin Regulations. None of the proceeds from the Advances have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which could reasonably be expected to cause any of the Advances to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.
3.12.    Compliance With Laws; Anti-Terrorism Laws.
(a)    Laws Generally. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all applicable Laws.
(b)    Foreign Assets Control Regulations and Anti-Money Laundering. Each Loan Party and each Subsidiary and their respective directors, officers and employees and, to the best knowledge of each of them, their agents, is in compliance in all material respects with all applicable sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it (collectively, “Sanctions”). No Loan Party and no Subsidiary or Affiliate of a Loan Party, including, to their knowledge, any director, officer, employee or agent, is an individual or an entity that is (i) a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal or otherwise engage in business transactions, (ii) a Person who is otherwise the target of Sanctions such that a Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including by virtue of such person being a director (or manager) or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of Sanctions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Law.
(c)    USA Patriot Act. The Loan Parties, each Subsidiary and each of their Affiliates are in compliance with the Trading with the Enemy Act, and each of the foreign assets control regulations of the U.S. Treasury Department and any other enabling legislation or executive order relating thereto, the USA Patriot Act, and any other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Advance will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
(d)    None of the funds of any Loan Party that are used to repay any obligation under this Agreement shall constitute property of, or shall be beneficially owned directly or indirectly by, any Person that is the subject of Sanctions.
3.13.    Taxes. All federal, state and all other material Tax returns, reports and statements required to be filed by or on behalf of each Loan Party and Subsidiary have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof owing by a Loan Party or a Subsidiary have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Each of the Loan

Parties is solely a resident for tax purposes of the United States and has no office, branch or permanent establishment outside of the United States.
3.14.    Compliance with ERISA.
(a)    ERISA Plans. Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy the requirements of, applicable Law including ERISA and the IRC in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and the IRS has issued a favorable determination or opinion letter with respect to each such ERISA Plan which may be relied on currently. No Loan Party or any Subsidiary has incurred liability for any material excise tax under any of Sections 4971 through 5000A of the IRC.
(b)    Pension Plans and Multiemployer Plans. During the thirty-six (36) month period prior to the Closing Date or the making of any Advance or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan that could reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or the IRC. No condition exists or event or transaction has occurred with respect to any ERISA Plan or Multiemployer Plan which could result in the incurrence by any Loan Party or any Subsidiary of any material liability, fine, Tax or penalty. No Loan Party or any Subsidiary has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan or Multiemployer Plan. Except as could not reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary, all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party, any Subsidiary or any ERISA Affiliate under the terms of the plan or of any collective bargaining agreement or by applicable Law. No Loan Party, Subsidiary or any ERISA Affiliate has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan. No Loan Party, Subsidiary or any ERISA Affiliate has received any notice with respect to any Multiemployer Plan, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise Tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
(c)    ERISA Compliance. No Loan Party is as of the Closing Date, or will become on or after the Closing Date, (a) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (b) a plan or account subject to Section 4975 of the IRC, (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the IRC, as determined pursuant to Section 3(42) of ERISA, or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.
3.15.    Brokers. Except for fees contractually incurred by a Loan Party or Affiliate of a Loan Party and payable in full on or prior to the Closing Date, no Loan Party or Affiliate of a Loan Party has any obligation to any broker, finder or other intermediary in respect of any finder’s or brokerage fees in connection with any Loan Document.
3.16.    Material Contracts. Except for the Organizational Documents and the other agreements set forth on Schedule 3.16 (collectively, the “Material Contracts”), as of the Closing Date there are no (a) employment agreements covering the executive management of any Loan Party or any Subsidiary, (b) collective bargaining agreements or other labor agreements covering any employees of any Loan Party or any Subsidiary, (c) agreements for managerial, consulting or similar services to which any Loan Party or any Subsidiary is a party or by which it is bound, (d) agreements regarding any Loan Party or any Subsidiary, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Loan Party or any Subsidiary is a party, either as lessor or lessee, or as licensor or licensee, or (f) customer, distribution, marketing or supply agreements to which any Loan Party or any Subsidiary is a party, in each case with respect to the preceding clauses (a), (c), (d), (e) and (f) involving payment of more than $5,000,000 in any year, (g) partnership agreements to which any Loan Party is a general partner or joint venture agreements to which any Loan Party is a party, or (h) any other agreements or instruments to which any Loan Party or any Subsidiary is a party, the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 3.16 sets forth, with respect to each real estate lease agreement to which any Loan Party or any Subsidiary is a party as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party (other than any Loan Party) to any Material Contract.
3.17.    Environmental Compliance.
(a)    Hazardous Materials. Except in each case as set forth on Schedule 3.17, (i) no Hazardous Materials are located on any properties now or previously owned, leased or operated by any Loan Party or any Subsidiary or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law and have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Loan Parties in excess of $1,000,000; (ii) no portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination; and (iii) all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Loan Party or any Subsidiary under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Loan Party or Subsidiary.
(b)    Notices Regarding Environmental Compliance. Except in each case as set forth on Schedule 3.17, no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, and no penalty has been assessed and no investigation or review is pending, or to any Loan Party’s knowledge, threatened by any Governmental Authority or other Person with respect to, in any such case, any (i) alleged violation by any Loan Party or any Subsidiary of any Environmental Law, (ii) alleged failure by any Loan Party or any Subsidiary to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials.
(c)    Properties Requiring Remediation. Except in each case as set forth on Schedule 3.17, no property now owned or leased by any Loan Party or any Subsidiary and, to the knowledge of each Loan Party, no such property previously owned or leased by any Loan Party, to or any Subsidiary which any Loan Party or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to any Loan Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of any Loan Party, other investigations which may lead to claims against any Loan Party or any Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including claims under CERCLA.
(d)    Underground Storage Tanks. Except in each case as set forth on Schedule 3.17, there are no underground storage tanks located on any property owned or leased by any Loan Party or any Subsidiary that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials.
(e)    Environmental Liens. Except in each case as set forth on Schedule 3.17, there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Loan Party or any Subsidiary, and no actions by any Governmental Authority have been taken or, to the knowledge of any Loan Party, are in process which could subject any of such properties or assets to such Liens.
For purposes of this Section 3.17, each Loan Party and each Subsidiary shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Loan Party.
3.18.    Intellectual Property. Except as set forth on Schedule 3.18, each Loan Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Loan Party. All Intellectual Property of the Loan Parties and their Subsidiaries existing as of the Closing Date and registered with any United States Governmental Authority is set forth on Schedule 3.18. All Intellectual Property of each Loan Party is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. To any Loan Party’s knowledge, each Loan Party and each Subsidiary conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Loan Party or any Subsidiary, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
3.19.    Real Property Interests. Except for leasehold interests and ownership or other interests set forth on Schedule 3.19, no Loan Party or Subsidiary has, as of the Closing Date, any ownership, leasehold or other interest in real property.
3.20.    Full Disclosure. None of the information (financial or otherwise) furnished by or on behalf of any Loan Party or any Subsidiary to Agent or any Lender pursuant to the Loan Documents or in connection with the consummation of the transactions contemplated by the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All Projections delivered to Agent and Lenders have been prepared on the basis of the assumptions stated therein. Such Projections represent the Loan Parties’ good faith estimate of the future financial performance of the Loan Parties and their Subsidiaries and such assumptions are believed by the Loan Parties to be fair and reasonable in light of current business conditions; provided, that the Loan Parties can give no assurance that such Projections will be attained. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
3.21.    [Reserved].
3.22.    Use of Proceeds. Borrower shall use the proceeds of the Advances solely as permitted under Section 4.14.

3.23.    Insurance. Schedule 3.23 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Loan Party and Subsidiary, as well as a summary of the terms of each such policy. Each Loan Party and each Subsidiary thereof currently maintains all insurance that is required to be maintained pursuant to Section 4.4 hereof.
3.24.    Deposit and Disbursement Accounts. Schedule 3.24 lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts as of the Closing Date and Schedule 3.24 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
3.25.    Government Contracts. Except as set forth in Schedule 3.25, as of the Closing Date, no Loan Party is a party to any contract or agreement with any Governmental Authority and no Loan Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local Law.
3.26.    Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Loan Party or any Subsidiary with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Loan Party or Subsidiary; or the business relationship of any Loan Party or any Subsidiary with any supplier essential to its operations.
3.27.    Bonding; Licenses. Except as set forth on Schedule 3.27, as of the Closing Date, no Loan Party or any Subsidiary is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.
3.28.    Solvency. Both before and after giving effect to, as applicable with respect to any date of determination pursuant to the terms of this Agreement: (a) the Advances and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Advances and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Advances pursuant to the instructions of Borrower, (c) the Refinancing, and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties are and will be Solvent (taken as a whole).
3.29.    Affiliate Transactions. Except as set forth on Schedule 3.29, as of the Closing Date there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons is directly or indirectly indebted to or has any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party (except that any such Persons may own stock in (but not exceeding 2.0% of the outstanding Stock of) any publicly traded company that may compete with a Loan Party).
3.30.    Representations and Warranties in Loan Documents. All representations and warranties made by each Loan Party in the Loan Documents are true and correct in all material respects as of the date of this Agreement, the Closing Date, the date of making of each Loan (or other extension of credit) and as of any date that any Loan Party is expressly obligated to confirm the same under this Agreement or any other Loan Document.
4.    AFFIRMATIVE COVENANTS
Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Termination Date:

4.1.    Maintenance of Existence and Conduct of Business. Each Loan Party shall and shall cause its Subsidiaries to: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate and, as applicable, limited liability company or other organizational existence and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate (or, as applicable, limited liability company or other organizational) and trade names as are set forth in Schedule 4.1 (or otherwise set forth in any relevant joinder documentation or otherwise notified to Agent in writing).
4.2.    Payment of Charges.
(a)    Subject to Section 4.2(b), each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to Tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen, processors and bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result in liabilities in excess of $500,000 as to all Loan Parties.
(b)    Each Loan Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 4.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Loan Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, and (iv) such Loan Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or the conditions set forth in this Section 4.2(b) are no longer met.
4.3.    Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to Agent on or prior to the Closing Date.
4.4.    Insurance; Damage to or Destruction of Collateral.
(a)    The Loan Parties shall, and shall cause each of their Subsidiaries to, at their sole cost and expense, maintain the policies of insurance described on Schedule 3.23 as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the lender’s loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days (or 10 days in the case of non-payment) prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Loan Party or any such Subsidiary at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Loan Party or any such Subsidiary or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from the failure of such Loan Party or Subsidiary to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.
(b)    Agent reserves the right at any time upon any material change in the risk profile of any Loan Party or any Subsidiary of any Loan Party (including any change in the product mix maintained by any Loan Party or any Subsidiary or any Laws affecting the potential liability of such Loan Party or Subsidiary) to require additional forms and limits of insurance to, in Agent’s opinion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Loan Party and Subsidiary is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Loan Party shall deliver to Agent from time to time a report of a reputable insurance broker reasonably satisfactory to Agent, with respect to its insurance policies.
(c)    Each Loan Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all special form (“all risk”) and business interruption insurance naming Agent, on behalf of itself and Lenders, as lender loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Loan Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Event of Default has occurred and is continuing, as each Loan Party’s true and lawful attorney in fact for the purpose of making, settling and adjusting claims under such special form policies of insurance, endorsing the name of each Loan Party on any check or other item of payment for the proceeds of such special form policies of insurance and for making all determinations and decisions with respect to such special form policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. The Loan Parties shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount individually or in aggregate of $500,000 or more, whether or not covered by insurance.
4.5.    Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, local and foreign Laws and regulations applicable to it, including ERISA, labor Laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary will maintain in effect policies and procedures reasonably designed to ensure compliance by them and their respective directors, officers, employees and agents with applicable Sanctions. Each Loan Party and each Subsidiary will comply with commercially reasonable requests by the Lender for information or documentation necessary to ensure that each Loan Party and Subsidiary is compliant with any applicable federal or state laws and not engaged in any act or omission that would cause the Lender to be in breach of any applicable Law.
4.6.    [Reserved].
4.7.    Intellectual Property. Each Loan Party will, and will cause each of its Subsidiaries to, conduct its business and affairs without infringement of or interference with any material Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.
4.8.    Environmental Matters. Each Loan Party shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Loan Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $500,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Loan Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $500,000 in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Loan Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Loan Party shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Loan Parties’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. The Loan Parties shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.
4.9.    Landlords’ Agreements, Mortgagee Agreements and Bailee and Processor Letters. To the extent required by Agent in each case, each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee or processor letter agreement, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall, to the extent required by Agent in each case, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or processor may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent.. Each Loan Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location, public warehouse or processor location where any Collateral is or may be located.
4.10.    [Reserved].
4.11.    Money Market Account. Within one hundred twenty (120) days of the Closing Date (as such date may be extended by the Agent in its sole discretion) and thereafter, each Loan Party shall use commercially reasonable efforts to maintain its money market account with Fifth Third Bank, National Association (or one of its Affiliates).

4.12.    Maintenance of Property; Material Contracts. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Loan Parties will notify Agent in writing, within five (5) Business Days after the earlier of when a Loan Party learns, or is notified of the occurrence, of any breach by a Loan Party of, a notice of termination or acceleration of, or any demand for adequate assurances under, any Material Contract.
4.13.    Inspection of Property and Books and Records; Appraisals. Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (i) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (ii) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies from all of such Loan Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Loan Parties’ expense; provided, the Loan Parties shall only be obligated to reimburse Agent for the expenses for one such field examination, audit and inspection per year or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.
4.14.    Use of Proceeds. Borrower shall use the proceeds of the Advances solely as follows: (a) to refinance on the Closing Date, the Prior Lender Obligations, (b) to pay costs and expenses required to be paid pursuant to Section 10.1, (c) to repurchase Stock of Borrower, as permitted hereunder, and (d) for working capital, capital expenditures and other general corporate (and, as applicable, limited liability company or other organizational) purposes not in contravention of any requirement of Law and not in violation of this Agreement or the other Loan Documents.
4.15.    Further Assurances.
(a)    Each Loan Party shall, and shall cause each of its Subsidiaries to, ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.
(b)    Promptly upon request by Agent, the Loan Parties shall and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Loan Parties shall cause each of their Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) and Foreign Subsidiaries (other than Excluded Foreign Subsidiaries), and, any Person formed or created as a result of a statutory division of a Loan Party, within thirty (30) days (or such longer period to which Agent consents in its sole discretion) after formation, creation or acquisition thereof, to guaranty the Obligations and grant to Agent, for the benefit of the Secured Parties, a security interest in such Person’s personal property and fixtures, subject to the limitations set forth herein and in the applicable Collateral Documents, to secure such guaranty.
(c)    Furthermore and except as otherwise approved in writing by Required Lenders, each Loan Party shall pledge all of the Stock of each of the Subsidiaries directly owned by it to Agent, for the benefit of the Secured Parties, to secure the Obligations, concurrently with such Loan Party becoming a Loan Party; provided, that such percentage of the outstanding voting Stock of any Foreign Subsidiary or Excluded Domestic Holdco shall be reduced to 65% if a greater percentage shall result in material U.S. adverse tax consequences; provided, further that any pledge of the Stock of any Foreign Subsidiary may, at the option of the Agent, be pursuant to pledge documentation governed by the law of the jurisdiction in which such Foreign Subsidiary is organized. In connection with each pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.
(d)    The Loan Parties shall deliver, or cause to be delivered, to Agent appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 4.15 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Loan Party formed or acquired after the Closing Date. In addition to, and without limiting, any of the foregoing, promptly following any request therefor, the Loan Parties shall deliver, or cause to be delivered, to Agent: (i) such other information regarding the operations, changes in ownership of Stock, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as Agent or any Lender (through Agent) may reasonably request and (ii) information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(e)    In the event any Loan Party acquires fee title to any Real Estate not constituting Excluded Property, within 30 days after (or such later date as may be agreed by Agent in its sole discretion) such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, the Real Estate Deliverables with respect to such Real Estate.
(f)    Without limiting the generality of the foregoing, to the extent reasonably necessary to maintain the continuing priority of the Lien of any existing Mortgages as security for the Obligations in connection with the incurrence of an Increase, as determined by Agent in its reasonable discretion, the applicable Loan Party on each Mortgage shall within thirty (30) days of such funding or incurrence (or such later date as agreed by Agent) (i) enter into and deliver to Agent, at the direction and in the reasonable discretion of Agent, a mortgage or deed of trust modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to Agent, (ii) cause to be delivered to Agent for the benefit of the Secured Parties a new title insurance policy, an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to Agent insuring that the priority of the Lien of the Mortgage as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgage (other than those expressly permitted under clause (a) of the definition of Permitted Encumbrances) and (iii) deliver, at the request of Agent, to Agent and/or all other relevant third parties, all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgage as security for the Obligations.
(g)    Without limiting the generality of the foregoing, to the extent reasonably necessary to maintain the continuing priority of the Lien of any existing Mortgages as security for the Obligations in connection with the incurrence of Incremental Commitments, as determined by Agent in its reasonable discretion, the applicable Loan Party on each Mortgage shall within 30 days of such funding or incurrence (or such later date as agreed by Agent) (i) enter into and deliver to Agent, at the direction and in the reasonable discretion of Agent, a mortgage or deed of trust modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to Agent, (ii) cause to be delivered to Agent for the benefit of the Secured Parties a new title insurance policy, an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to Agent insuring that the priority of the Lien of the Mortgage as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgage (other than those expressly permitted under clause (a) of the definition of Permitted Encumbrances) and (iii) deliver, at the request of Agent, to Agent and/or all other relevant third parties, all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgage as security for the Obligations.
4.16.    Post-Closing Obligations4.17.    .
(a)    Dissolution. As soon as reasonably practicable, the Borrower shall cause CyberDiet (the “Dissolving Entity”) to be wound up and dissolved and, at all times on and after the Closing Date and prior to such winding up and dissolution, cause the Dissolving Entity to have no material assets and no material liabilities (and to the extent the Dissolving Entity receives any payments or assets, cause the Dissolving Entity to transfer such amounts to the Borrower or another Loan Party) and to undertake no activities other than in connection with such winding up and dissolution. The Borrower shall promptly provide the Agent with such evidence of winding up and dissolution as the Agent may request.
(b)    Insurance Endorsements. As soon as reasonably practicable, but in no event later than thirty (30) days after the Closing Date (or such longer period as agreed to by the Agent in its sole discretion), the Borrower shall deliver or cause to be delivered to Agent in form and substance reasonably satisfactory to Agent, an additional insured endorsement with respect to each liability insurance certificate delivered by the Loan Parties to Agent on the Closing Date, a lender’s loss payee endorsement with respect to each property insurance certificate delivered by the Loan Parties to Agent on the Closing Date, and a notice of cancellation endorsement with respect to each property insurance certificate and liability insurance certificate delivered by the Laon Parties to Agent on the Closing Date.
(c)    Control Agreements. As soon as reasonably practicable, but in no event later than one hundred twenty (120) days after the Closing Date (or such longer period as agreed to by the Agent in its sole discretion) and at all times thereafter, the Loans Parties shall ensure that all deposit accounts and securities accounts not held at Fifth Third Bank, National Association (or one of its Affiliates), other than Excluded Accounts, be subject to Control Agreements (all such deposit accounts subject to a Control Agreement.

5.    NEGATIVE COVENANTS
Each Loan Party jointly and severally agrees that from and after the date hereof until the Termination Date:
5.1.    Asset Dispositions, Etc.. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, undergo a statutory division or otherwise dispose of (whether in one or a series of transactions) any property (including the Stock of any Subsidiary, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
(a)    dispositions in the Ordinary Course of Business to any Person other than an Affiliate of a Loan Party, of (i) Inventory (provided, however, that a sale in the Ordinary Course of Business will not include a transfer in total or partial satisfaction of any liabilities) or (ii) worn-out or surplus Equipment having a book value not exceeding $500,000 in the aggregate in any Fiscal Year as to all Loan Parties and subject to the provisions of Section 2.2(b)(ii);
(b)    dispositions (other than of (i) the Stock of any Subsidiary of any Loan Party or (ii) any Accounts of any Loan Party) not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of net proceeds of such disposition is made if and to the extent required by Section 2.2(b); provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate consideration for such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $500,000;
(c)    dispositions of property (i) to a Loan Party or (ii) by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party; and
(d)    (i) dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Loan Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents.
5.2.    Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 5.2, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:
(a)    each Loan Party and its Subsidiaries may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party or Subsidiary pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the Ordinary Course of Business, consistent with past practices;
(b)    (i) the Borrower may make Investments in the other Loan Parties, (ii) any Loan Party (other than the Borrower) may make Investments in any other Loan Party (other than the Borrower), (iii) the Borrower may make Investments in OptimizeRx Croatia; provided, however, the aggregate outstanding amount of all Investments permitted pursuant to this clause (iii) shall not exceed $250,000;
(c)    each Loan Party and its Subsidiaries may maintain its existing Investments in its Subsidiaries made as of the Closing Date;
(d)    each Loan Party may maintain deposit and other accounts with Agent or a Lender;

(e)    the Borrower may consummate Permitted Acquisitions;
(f)    so long as no Default or Event of Default has occurred and is continuing, Borrower may make Investments in cash and Cash Equivalents; and
(g)    each Loan Party may make other Investments not exceeding $1,000,000 in the aggregate for all of the Loan Parties at any time outstanding.
5.3.    Indebtedness.
No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (without duplication):
(a)    Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 5.7(c);
(b)    the Advances and the other Obligations;
(c)    unfunded employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Law;
(d)    existing Indebtedness described on Schedule 5.3 and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof (except for increases by any amount necessary to cover reasonable fees and expenses incurred in connection therewith) or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable (except for any increase in interest or fee rates to then-market rates) to any Loan Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified;
(e)    to the extent constituting Indebtedness, Contingent Obligations permitted pursuant to Section 5.6;
(f)    unsecured Indebtedness consisting of intercompany loans and advances made by Borrower to any other Loan Party, by any Guarantor to any other Loan Party; provided, that: (A) the Loan Parties that are payor or payee of such intercompany loan are party to the global intercompany note (the “Intercompany Note”) executed and delivered on the Closing Date (or joined by such Guarantor following its creation or acquisition prior to the making of such intercompany loan) evidencing any such intercompany Indebtedness owing at any time by Borrower to such Guarantor or by such Guarantor to Borrower, which Intercompany Note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations; (B) Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of each Loan Party under any such Intercompany Notes shall be subordinated to the Obligations in a manner reasonably satisfactory to Agent (it being acknowledged and agreed that the subordination provisions of the Intercompany Note are satisfactory to Agent); (D) at the time any such intercompany loan or advance is made by such Loan Party and after giving effect thereto, such Loan Party shall be Solvent; and (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan;
(g)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(h)    Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business;
(i)    Subordinated Debt not to exceed $1,000,000 in the aggregate outstanding at any time; and
(j)    other unsecured Indebtedness not to exceed $750,000 in the aggregate outstanding at any time.
5.4.    Employee Loans and Affiliate Transactions.
No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction with any Affiliate of such Loan Party or of any such Subsidiary, except:
(a)    as expressly permitted by this Agreement;
(b)    in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Loan Party or Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or such Subsidiary and which are disclosed in writing to Agent, in each case, exclusive of any loans or advances except to the extent expressly permitted by Sections 5.3(i), 5.4(c) and 5.4(d);
(c)    loans or advances to employees of Loan Parties for travel, entertainment and relocation expenses and other purposes in the Ordinary Course of Business not to exceed $250,000 in the aggregate outstanding at any time as to all Loan Parties;
(d)    transactions with Affiliates existing as of the Closing Date and described in Schedule 5.4; and
(e)    non-cash loans or advances made by the Borrower to employees of Loan Parties that are simultaneously used by such Persons to purchase Stock of the Borrower.
5.5.    Capital Structure and Business. Except as expressly permitted under Section 5.8 or Section 5.13, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make any material changes in its equity structure, issue any Stock or amend any of its Organizational Document in any material respect, in each case, in any respect adverse to Agent and Lenders. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it on the Closing Date.
5.6.    Contingent Obligations. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Contingent Obligations except in respect of the Obligations and except:
(a)    endorsements for collection or deposit in the Ordinary Course of Business;
(b)    Rate Contract Obligations arranged by Agent or for the sole purpose of hedging in the normal course of business, not for speculative purposes and consistent with industry practices;

(c)    Contingent Obligations of the Loan Parties and their Subsidiaries existing as of the Closing Date and listed on Schedule 5.6, including extensions and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Loan Parties and their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;
(d)    Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;
(e)    Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Permitted Acquisitions and (ii) purchasers in connection with dispositions permitted under Section 5.1(b);
(f)    Contingent Obligations arising under Letters of Credit;
(g)    Contingent Obligations arising under guaranties made in the Ordinary Course of Business of obligations of any Loan Party, which obligations are otherwise permitted hereunder; provided, that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;
(h)    Contingent Obligations under the Loan Documents; and
(i)    other Contingent Obligations not exceeding $750,000 in the aggregate at any time outstanding.
5.7.    Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for the following:
(a)    Permitted Encumbrances;
(b)    Liens in existence on the date hereof and summarized on Schedule 5.7 securing Indebtedness described on Schedule 5.3 and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided, that the principal amount so secured is not increased and the Lien does not attach to any other property; and
(c)    Liens created after the Closing Date by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Loan Party in the Ordinary Course of Business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $2,500,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the Equipment and Fixtures subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets); and
(d)    other Liens securing Indebtedness not exceeding $750,000 in the aggregate at any time outstanding, so long as such Liens do not attach to any Collateral unless such Liens are subject to an intercreditor agreement satisfactory to the Agent.
In addition, no Loan Party shall, nor shall it permit any of its Subsidiaries to, become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a

Lien on any of its properties or other assets in favor of Agent, for the benefit of the Secured Parties, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses permitted hereunder which prohibit Liens solely upon the assets that are subject thereto.
5.8.    Consolidations and Mergers. No Loan Party shall, nor shall it permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or undergo any statutory division, except (a) as expressly permitted by Section 5.1 and (b) upon not less than 15 Business Days prior written notice to Agent, (i) any Subsidiary of Borrower may merge with, dissolve or liquidate into (in each case in accordance with applicable Law) Borrower or a Wholly-Owned Subsidiary of Borrower which is a Domestic Subsidiary; provided, that (A) Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity (and Borrower shall be the continuing or surviving entity if Borrower is a party to such transaction), (B) the Loan Parties provide Agent with copies of all applicable documentation relating thereto, and (C) all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed and (ii) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary; provided, that (A) the Loan Parties provide Agent with copies of all applicable documentation relating thereto and (B) if a Foreign Subsidiary which is not an Excluded Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, (x) a Foreign Subsidiary which is not an Excluded Foreign Subsidiary shall be the continuing or surviving entity and (y) all actions required to establish perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed.
5.9.    ERISA. No Loan Party shall, nor shall cause or permit any of its Subsidiaries or ERISA Affiliates to, cause or permit to occur (a) an event that could result in the imposition of a Lien under Section 430 or 6321 of the IRC or Section 303 or 4068 of ERISA or (b) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in Taxes, penalties and other liability in excess of the Threshold Amount in the aggregate.
5.10.    Hazardous Materials. No Loan Party shall, nor shall it permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.
5.11.    Sale Leasebacks. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.
5.12.    Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, declare or make any Restricted Payments except that:
(a)    (i) any Wholly-Owned Subsidiary of Borrower may declare and pay dividends to Borrower or any Wholly-Owned Subsidiary of Borrower, and (ii) any Loan Party or Subsidiary may declare and make dividend payments or other distributions payable solely in its Stock;
(b)    Borrower may redeem from officers, directors and employees Stock provided all of the following conditions are satisfied:
(i)    no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(ii)    after giving effect to such Restricted Payment, the Loan Parties are in compliance on a pro forma basis with the covenants set forth on Annex E, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;
(iii)    the aggregate Restricted Payments permitted under this clause (b) in any Fiscal Year of Borrower shall not exceed $500,000; and
(iv)    after giving effect to such Restricted Payment, Borrowing Availability is not less than $1,000,000;
(c)    the Loan Parties may pay, as and when due and payable, regularly scheduled payments of interest only at the non-default rate in respect of the Subordinated Debt, so long as (i) no Event of Default has occurred and is continuing at the time of any such Restricted Payment or would result therefrom and (ii) after giving effect to each such proposed Restricted Payment, the Loan Parties are in pro forma compliance with the Financial Covenants set forth in Annex E to this Agreement;
(d)    the Loan Parties may pay, as and when due and payable, non-accelerated mandatory payments in respect of Subordinated Debt, so long as (i) no Event of Default has occurred and is continuing at the time of any such Restricted Payment or would result therefrom and (ii) after giving effect to each such proposed Restricted Payment, the Loan Parties are in pro forma compliance with the Financial Covenants set forth in Annex E to this Agreement; and
(e)    other Restricted Payments in an aggregate amount not to exceed $10,000,000, so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the Borrower shall have delivered calculations demonstrating, both immediately before and after giving effect to the making of such Restricted Payment on a pro forma basis, a Total Net Leverage Ratio as of the last day of the then most recently ended measurement period of no greater than 2.50:1.00.
5.13.    Change of Corporate Name or Location; Change of Fiscal Year. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, business offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, unless in each case (i) at least 30 days prior written notice (or such later notice as is acceptable to Agent in its sole discretion) is given by such Loan Party to Agent and Agent has provided written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, for the benefit of the Secured Parties, in any Collateral, has been completed or taken, (ii) the priority of all Liens in favor of Agent is not adversely affected, and (iii) any such new location shall be in the continental United States. No Loan Party shall change its Fiscal Year without Agent’s prior written consent.
5.14.    No Restriction on Distributions; No Negative Pledges.
(a)    No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or any Subsidiary to pay dividends or make any other distribution on any of the Stock of such Loan Party or Subsidiary or to pay fees, including management fees, or make other payments and distributions to Borrower or any other Loan Party. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Section 5.7(c) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.
(b)    No Loan Party or any Subsidiary shall issue any Stock (i) if such issuance would result in an Event of Default under Section 9.1(l) and (ii) unless such Stock is pledged to Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock of the Loan Parties is pledged to Agent as of the Closing Date.
5.15.    [Reserved].
5.16.    Amendments to Subordinated Debt. No Loan Party shall, nor shall it permit any of its Subsidiaries to, change or amend the terms of any Subordinated Debt (once such agreements have been initially approved by Agent) except to the extent permitted by the applicable subordination agreement or subordination provisions.
5.17.    Affiliate Compensation and Fees. No Loan Party shall, nor shall it permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Loan Party or to any officer, director (or manager) or employee of any Loan Party or any Affiliate of any Loan Party except payment of:
(a)    reasonable compensation to officers and employees for actual services rendered to the Loan Parties in the Ordinary Course of Business; and
(b)    outside directors’ (or managers’) fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director (or manager) meetings not to exceed in the aggregate, with respect to all such items, $100,000 in any Fiscal Year of Borrower.
5.18.    Margin Stock; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, use any portion of the Advance proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or Subsidiary or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any requirement of applicable Law or in violation of this Agreement.
5.19.    Sanctions; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, fail to comply with the Laws, regulations and executive orders referred to in Sections 3.12. No Loan Party will, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Agent, L/C Issuer, Lender, underwriter, advisor, investor, or otherwise).
5.20.    Prepayments of Other Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder, (c) a refinancing of Indebtedness permitted under Section 5.3(d), (d) prepayments of other Indebtedness (excluding Subordinated Debt) so long as (i) no Default or Event of Default would occur and be continuing after giving effect to any such proposed prepayment and (ii) after giving effect to each such proposed prepayment, the Loan Parties are in pro forma compliance with the Financial Covenants set forth in Annex E to the Agreement, and (e) prepayment of intercompany Indebtedness owing by a Loan Party to another Loan Party, to the extent such intercompany Indebtedness is expressly permitted by this Agreement and by any subordination provisions applicable to such intercompany Indebtedness.
6.    FINANCIAL COVENANTS
6.1.    Financial Covenants. Borrower shall not breach or fail to comply with any of the Financial Covenants.
7.    FINANCIAL STATEMENTS AND INFORMATION
7.1.    Reports and Notices. Each Loan Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex C.
7.2.    Communication with Accountants. Each Loan Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including any firm that reviews or audits the Financial Statements required to be delivered by Annex C to the Agreement, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party.
8.    CONDITIONS PRECEDENT.
8.1.    Conditions to the Initial Advances. No Lender shall be obligated to make any Advance or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent:
(a)    Credit Agreement; Loan Documents. This Agreement and the other Loan Documents or counterparts hereof and thereof shall have been duly executed by, and delivered to, Borrower, each other Loan Party, Agent and each Lender, each in form and substance reasonably satisfactory to Agent.
(b)    Loan Party Documents. On or before the Closing Date, Borrower shall, and shall cause each other Loan Party to, deliver to Agent the following with respect to Borrower or such other Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date, in each case, unless otherwise waived by Agent:
(i)    copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar Responsible Officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business (except, in the case of such other states (besides the jurisdiction of organization of each Loan Party) where the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect);
(ii)    resolutions of the governing body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar Responsible Officer of such Person as being in full force and effect without modification or amendment; and

(iii)    signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party.
(c)    Opinions of Counsel to Loan Parties. Agent shall have a written opinion of (x) Blank Rome LLP, special New York counsel for the Loan Parties, and (y) special Nevada counsel for the Loan Parties, in each case, dated as of the Closing Date.
(d)    Lien Searches and UCC Termination Statements. Receipt by Agent of (A) the results of a recent search of all effective UCC financing statements and of fixture filings in jurisdictions where owned real property is located and all judgment and Tax Lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search and (B) duly completed UCC termination statements, and authorization of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements or fixture filings in jurisdictions where owned real property is located disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).
(e)    UCC Financing Statements and Fixture Filings. Receipt by Agent of duly completed UCC financing statements with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the reasonable opinion of Lender, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents.
(f)    IP Filings. Receipt by Agent of documents or instruments required to be filed with the United States Patent and Trademark Office or the United States Copyright Office and reasonably requested by Lender in writing in order to create or perfect Liens in respect of any registered or pending Intellectual Property Collateral in the United States.
(g)    Insurance Certificates. Receipt by Agent of copies of insurance certificates in form and substance reasonably satisfactory to Lender demonstrating that the insurance policies required by Section 4.4 are in full force and effect
(h)    Notice of Borrowing. Agent shall have received on or before the Closing Date, a duly executed Notice of Borrowing, signed by a duly authorized officer of Borrower, which Notice of Borrowing shall be in form and substance reasonably satisfactory to Agent.
(i)    Approvals. Agent shall have received (i) reasonably satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.
(j)    Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 2.4(e), and shall have reimbursed Agent for all Fees, costs and expenses of closing presented as of the Closing Date.
(k)    Capital Structure: Other Indebtedness. The capital structure of each Loan Party and Subsidiary and the terms and conditions of all Indebtedness of each Loan Party and Subsidiary shall be acceptable to Agent in its sole discretion. On the Closing Date, after giving effect to the use of proceeds of the Loans on the Closing Date, the Borrower and its Subsidiaries shall have (x) no outstanding Indebtedness for borrowed money other than the Loans and Indebtedness permitted under Section 5.3, and (y) no Liens outstanding other other than Liens permitted under Section 5.7.
(l)    KYC Information; Beneficial Ownership. Agent and, if requested by a Lender, such Lender, shall have received (i) documentation and other information reasonably requested by Agent or such Lender in order to comply with applicable law, including the USA PATRIOT Act, and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.
(m)    Closing Certificate. Agent shall have received a certificate from a Responsible Officer of the Borrower, in form and substance acceptable to the Agent, certifying that (i) the Loan Parties on a stand-alone and consolidated basis, after giving effect to the initial Advances, are Solvent and (ii) since December 31, 2025, there shall not have occurred any Material Adverse Effect.
(n)    Funds Flow. Agent shall have received a copy of a detailed sources and uses statement and funds flow memorandum for the transactions contemplated by this Agreement on the Closing Date.
8.2.    Further Conditions to Each Advance. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Advance as a Tranche Rate Loan or incur any Letter of Credit Obligation, if, as of the date thereof:
(a)    any representation or warranty by any Loan Party contained herein or in any other Loan Document, or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect in any material respect as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) and, in each case, except for changes therein expressly permitted or expressly contemplated by this Agreement;
(b)    any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation);
(c)    after giving effect to any Advance of Revolving Loans (or the incurrence of any Letter of Credit Obligations), the outstanding aggregate amount of the Revolving Exposure would exceed the lesser of the the aggregate amount of the Revolving Loan Commitments of all Lenders;
(d)    no event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect; or
(e)    in the case of each Revolving Credit Advance, the Agent has not received a Notice of Borrowing in accordance with the requirements hereof.
The request and acceptance by Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Advance into, or as, a Tranche Rate Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Loan Party that the conditions in this Section 8.2 have been satisfied and (ii) a reaffirmation by each Loan Party of the granting and continuance of Agent’s Liens on the Collateral, on behalf of itself and Lenders, pursuant to the Collateral Documents.
9.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES
9.1.    Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor and whether or not caused by or within the control of any Loan Party) shall constitute an “Event of Default” hereunder:
(a)    Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Advances or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within 5 days following Agent’s demand for such reimbursement or payment of expenses; or
(b)    any Loan Party fails or neglects to perform, keep or observe any of the provisions of Sections 3.12(b), (c) and (d), 3.22, 4.1, 4.4, 4.5, 4.11, 4.13, 4.14., 4.15, 4.16, 5, 6, 7.1, 7.2 or any of the provisions set forth in Annexes C or E; or
(c)    [reserved]; or
(d)    any Loan Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for 30 days or more; provided, however, that such 30-day cure period shall not apply to: (i) a breach of any provision that cannot be cured or (ii) a breach or default of any other Loan Document if a period of cure is expressly provided for in such other Loan Document with respect to a breach or default under such other Loan Document; or
(e)    a default or breach occurs under any agreement, document or instrument to which any Loan Party is a party (determined exclusive of the Loan Documents) that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Contingent Obligations (determined exclusive of the Obligations) of any Loan Party and the aggregate principal amount of such Indebtedness or Contingent Obligation is in excess of the Threshold Amount in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Contingent Obligations or a trustee to cause, Indebtedness or Contingent Obligations or a portion thereof in excess of the Threshold Amount in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee; or
(f)    any representation or warranty herein or in any Loan Document or in any written statement, report, Financial Statement or certificate made or delivered to Agent or any Lender by any Loan Party is untrue or incorrect in any material respect as of the date when made or deemed made; or
(g)    assets of any Loan Party with a fair market value of $500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party and such condition continues for 30 days or more; or

(h)    a case or proceeding is commenced against any Loan Party seeking a decree or order in respect of such Loan Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party’s assets, or (iii) ordering the winding up or liquidation of the affairs of such Loan Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction; or
(i)    any Loan Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party’s assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or
(j)    (i) a final judgment or judgments for the payment of money in excess of the Threshold Amount in the aggregate at any time are outstanding against one or more of the Loan Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay, (ii) any action shall be taken by a judgment creditor to attach or levy upon any property of any Loan Party to enforce any such judgment under clause (i) above obtained against a Loan Party, or (iii) any Loan Party shall fail within 30 days after the entry thereof to discharge or stay pending appeal one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or
(k)    any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first-priority Lien (except as otherwise expressly permitted herein or therein) in any of the Collateral purported to be covered thereby; or
(l)    any Change of Control occurs; or
(m)    any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at facilities of Borrower generating more than 10% of Borrower’s revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than 30 days; or
(n)    any subordination provision in any document or instrument governing Subordinated Debt or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by a Loan Party of any Subordinated Debt, shall cease to be in full force and effect, or any Person (including the holders of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

9.2.    Remedies.
(a)    If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice, suspend the Revolving Loan Commitment with respect to additional Revolving Credit Advances and/or the incurrence of additional Letter of Credit Obligations. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Required Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Advances and the Letter of Credit Fees to the Default Rate.
(b)    If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice: (i) terminate the Revolving Loan Commitments with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitments from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Advance to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex A, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Loan Party; (iv) [reserved]; or (v) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 9.1(h) or (i), the Revolving Loan Commitments shall be immediately terminated and all of the Obligations, including the Advances and Letter of Credit Obligations, shall become immediately due and payable without declaration, notice or demand by any Person.
(c)    At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, as the Interest Periods for Tranche Rate Loans then in effect expire, such Advances shall be converted into Base Rate Loans and the Tranche Rate election will not be available to Borrower.
(d)    During the continuance of any Event of Default, each Lender is hereby authorized by each Loan Party at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of any Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to such Loan Party or Subsidiary), and (ii) other property at any time held or owing by such Lender or any of such Lender’s Affiliates to or for the credit or for the account of any Loan Party or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender or any of such Lender’s Affiliates shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off (including through an Affiliate) shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Loan Party agrees, to the fullest extent permitted by Law, that any Lender or any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 9.2.
9.3.    Application of Proceeds.
(a)    As to Borrower. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower or any Guarantor of all or any part of the Obligations, and, as between the Loan Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.
(b)    After Application Event. Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Application Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect. Notwithstanding anything to the contrary contained in this Agreement, if an Application Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding and Obligations owing to any Eligible Swap Counterparty in respect of any Rate Contract, but excluding Obligations owing in respect of any Bank Products and Fifth Third Lease Obligations; fifth, to the Obligations owing in respect of any Bank Products; sixth, to provide cash collateral to secure any and all Letter of Credit Obligations and future payment of related Fees, as provided for in Annex A; seventh to any other indebtedness or obligations of any Loan Party owing to Agent or any Lender under the Loan Documents (determined exclusive of the Fifth Third Lease Obligations); eighth, to Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts other than a Rate Contract; and ninth, to any Fifth Third Lease Obligations.
(c)    Residuary. Any balance remaining after giving effect to the applications set forth in this Section 9.3 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 9.3, (i) amounts received shall be applied in the numerical order provided until paid in full prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.
9.4.    Actions in Concert. For the sake of clarity, anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.
9.5.    Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.
10.    EXPENSES AND INDEMNITY
10.1.    Expenses. Each Loan Party hereby jointly and severally agrees to promptly pay (i) all reasonable actual costs and out of pocket expenses of Agent (including the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by, Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Loan Documents, in connection with the performance by Agent of its rights and remedies under the Loan Documents and in connection with the continued administration of the Loan Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents, (B) any periodic public record searches conducted by or at the request of Agent (including title investigations, Uniform Commercial Code searches, fixture filing searches, judgment, pending Litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons, and (C) subject to Section 4.13, any internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners or charged to Agent by third-party examiners)), (ii) without limitation of the preceding clause (i), all reasonable actual costs and out of pocket expenses of Agent in connection with (A) the creation, perfection and maintenance of Liens pursuant to the Loan Documents and (B) protecting, storing, insuring, handling, maintaining or selling any Collateral, (iii) without limitation of the preceding clause (i), all actual costs and out of pocket expenses of Agent in connection with (A) any Litigation, dispute, suit or proceeding relating to any Loan Document and (B) any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all of the Loan Documents, and (iv) all actual costs and out of pocket expenses incurred by Lenders in connection with any Litigation, dispute, suit or proceeding relating to any Loan Document and in connection with any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all Loan Documents.
10.2.    Indemnity. Each Loan Party hereby agrees to indemnify, pay and hold harmless Agent, Arranger, Lenders and the Affiliates, officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Agent, Arranger, and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Loan Party or any Affiliate thereof, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent, Arranger, or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Loan Documents (including (i) (A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Loan Party or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Loan Party, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Advances and Letters of Credit, except that the Loan Parties shall not have any obligation under this Section to an Indemnitee with respect to any liability resulting solely from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Loan Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.
11.    AGENT
11.1.    Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 12.5 and to the terms of the other Loan Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Section 11 are solely for the benefit of the Secured Parties and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its own agents or employees. Each Lender further consents to and authorizes Agent’s execution and delivery of any intercreditor or subordination agreements from time to time as contemplated by the terms hereof on behalf of such Secured Party and agrees to be bound by the terms and provisions thereof, including any purchase option contained therein.
11.2.    Agent and Affiliates. Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, provide Bank Products to, invest in and generally engage in any kind of business with each Loan Party or Affiliate of any Loan Party as if it were not Agent hereunder.
11.3.    Action by Agent; Actions through Sub-Agents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or other Person. Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
11.4.    Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

11.5.    Liability of Agent. Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder or the contents of any certificate, financial statement or other report or document delivered under or in connection with any Loan Document, (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document, (iii) the satisfaction of any condition specified in any Loan Document, (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Loan Party or the value or the sufficiency of any Collateral. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).
11.6.    Indemnification. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required to be paid to Agent under Sections 10.1 or 10.2 (but without affecting the Loan Parties’ reimbursement and indemnification obligation hereunder), each Lender shall, in accordance with its Pro Rata Share, pay to Agent such Lender’s portion of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time). If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.
11.7.    Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.
11.8.    Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.
11.9.    Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (i) release any Lien granted to or held by Agent under any Collateral Document (A) upon termination of the Revolving Loan Commitments and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letter of Credit Obligations and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Loan Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents), (ii) release any Guarantor from its obligations under the Loan Documents (A) upon termination of the Revolving Loan Commitments and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letter of Credit Obligations and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) upon such Guarantor ceasing to be a Subsidiary pursuant to a transaction permitted by this Agreement (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition being made in full compliance with the provisions of the Loan Documents), and (iii) release or subordinate any Lien granted to or held by Agent under any Collateral Document constituting property described in Section 5.7(c) (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.7(c)). Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.
11.10.    Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any Collateral for the Advances unless instructed to do so by Agent (or consented to by Agent, as provided in Section 9.2(d)), it being understood and agreed that such rights and remedies may be exercised only by Agent.
11.11.    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.
11.12.    Successor Agent.
(a)    Agent may at any time give notice of its resignation to Lenders, L/C Issuer, Swing Line Lender, and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent. Upon the acceptance of a successor’s appointment as Agent hereunder and notice of such acceptance to the retiring Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, the retiring Agent’s resignation shall become immediately effective and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The Fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, L/C Issuer and Swing Line Lender (but without any obligation) appoint a successor Agent, which appointment shall not be subject to consent by Required Lenders or any Loan Party. From and following the expiration of such 30 day period, Agent shall have the exclusive right, upon 1 Business Days’ notice to Borrower and Lenders, to make its resignation effective immediately. From and following the effectiveness of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender, the L/C Issuer and the Swing Line Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any retiring Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them (x) while the retiring Agent was acting or was continuing to act as Agent and (y) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including acting as collateral agent or otherwise holding any collateral security on behalf of any of the holders of the Obligations and in respect of any actions taken in connection with transferring the agency to any successor Agent.
(b)    Notwithstanding anything to the contrary herein, if at any time Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, Agent may terminate Borrower’s ability to request Swing Line Advances. In the event of such termination: (i) Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of Borrower to appoint a successor shall not affect the resignation of Agent as the Swing Line Lender; and (ii) Agent shall retain all of the rights of the maker of Swing Line Advances provided hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Line Advances pursuant to Section 2.3.
(c)    Notwithstanding anything to the contrary herein, if at any time Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, Agent may terminate its commitment pursuant to Section 2.6 to issue Letters of Credit. In the event of such termination: (i) Borrower shall be entitled to appoint another Lender to act as the successor L/C Issuer hereunder (with such Lender’s consent); provided, however, that the failure of Borrower to appoint a successor shall not affect the resignation of Agent as the L/C Issuer; and (ii) Agent shall retain all of the rights of the L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Lenders to fund their Pro Rata Share of such Letters of Credit pursuant to Section 2.6.
11.13.    Disbursements of Term Loan and Revolving Credit Advances; Payment and Sharing of Payment.
(a)    Funding of Term Loan on Closing Date; Revolving Credit Advances, Payments and Settlements; Interest and Fee Payments.
(i)    Each Term Loan Lender shall remit to Agent the amount of the Term Loan to be advanced by such Term Loan Lender to Borrower on the Closing Date, in accordance with the terms of this Agreement, on or prior to 4:00 p.m. (New York, NY time) on the Closing Date or such other time after 4:00 p.m. (New York, NY time) on the Closing Date as determined by Agent in Agent’s sole discretion. Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender will fund its Pro Rata Share of all Revolving Credit Advances requested by Borrower. Each Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first and second sentences of this clause (i), or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Revolving Credit Advance before Agent disburses the same to Borrower. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of the Revolving Credit Advance requested by Borrower no later than noon (New York, NY time) on the date of funding of such Revolving Credit Advance, and each such Lender shall pay Agent on such date such Lender’s Pro Rata Share of such requested Revolving Credit Advance, in same day funds, by wire transfer to Agent’s account specified by Agent to Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share within 1 Business Day after Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required by Borrower pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Credit Advances which are Base Rate Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
(ii)    On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, facsimile or e-mail of the amount of each such Lender’s percentage interest of the Revolving Credit Advance balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender’s actual percentage interest of the Revolving Credit Advances balance to such Lender’s required percentage interest of the Revolving Credit Advances balance as of any Settlement Date, the party from which such payment is due shall pay Agent, without setoff or discount, to Agent’s account specified by Agent to Lenders from time to time not later than 3:00 p.m. (New York, NY time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first 3 days following the scheduled date of settlement, and thereafter at the Base Rate plus the Applicable Margin for Base Rate Loans applicable to Revolving Credit Advances.
(iii)    On each Settlement Date, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s percentage interest of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Revolving Credit Advances, to the extent of such Lender’s Revolving Exposure with respect thereto, and shall make payment to such Lender not later than 3:00 p.m. (New York, NY time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, that, in the case such Lender is a Defaulting Lender, Agent shall be entitled to set off the funding short fall of such Defaulting Lender against that Defaulting Lender’s respective share of all payments received from Borrower.
(iv)    On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrower the full amount of the Advances to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Advances to Borrower in a timely manner on such date. If Agent elects to advance such Advances to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Advances unless Agent receives such Lender’s Pro Rata Share of such Advances on the Closing Date.
(v)    The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Loan Party.
(b)    Return of Payments.
(i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.
(ii)    If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
(c)    Defaulting Lenders. The failure of any Defaulting Lender to make any Advances or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such

Advances or payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to make Advances or make any other payment required hereunder.
(d)    Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Advance (other than pursuant to the terms of Section 2.10) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 9) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.
11.14.    Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Loan Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving (or whose Affiliate is serving) as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Advances and in the Revolving Loan Commitments, such Person shall be deemed to have concurrently resigned as such Additional Titled Agent.
11.15.    Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist. So long as Required Lenders have not waived the conditions to the funding of Revolving Credit Advances set forth in Section 8.2 (nor waived an Event of Default for purposes of satisfying such conditions), any Lender may deliver a notice to each of Agent and Swing Line Lender stating that such Lender shall cease making Revolving Credit Advances due to the non-satisfaction of one or more conditions to funding Revolving Credit Advances set forth in Section 8.2, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent and Swing Line Lender of such notice, and shall cease to be a Non-Funding Lender on the date on which (i) such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent and Swing Line Lender the satisfaction of the condition(s) specified in such notice, or (ii) Required Lenders waive the conditions to the funding of such Revolving Credit Advances set forth in Section 8.2 giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender outstanding Revolving Credit Advances is in excess of zero; provided, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a)    For purposes of determining the Pro Rata Share of each Lender under clause (a) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment as in effect immediately before such Lender became a Non-Funding Lender.
(b)    Agent shall have no right to make or disburse Revolving Credit Advances for the account of any Non-Funding Lender pursuant to Section 11.13, or to assume that any Non-Funding Lender will fund its Pro Rata Share of any Revolving Credit Advances requested by Borrower during such period.
(c)    Agent shall have no right to make or disburse Revolving Credit Advances for the account of any Non-Funding Lender pursuant to Section 2.1 to pay interest, Fees, expenses and other charges of any Loan Party, other than Reimbursement Obligations that have arisen pursuant to either Section 2.3 and/or Section 2.6 in respect of Letters of Credit issued at the time such Non-Funding Lender was not then a Non-Funding Lender.
(d)    Agent shall have no right to make or disburse Revolving Credit Advances as provided in Section 2.3 for the account of any Lender that was a Non-Funding Lender at the time that Swing Line Lender advanced a Swing Line Advance, and Swing Line Lender shall have no right to assume that any Lender that was a Non-Funding Lender at the time that the Swing Line Lender advanced a Swing Line Advance will fund any portion of such Swing Line Advance pursuant to Section 2.3. In addition, no Lender that was a Non-Funding Lender at the time that the Swing Line Lender advanced a Swing Line Advance shall have an obligation to fund Agent’s account set forth on Agent’s signature page hereto for the benefit of the Swing Line Lender in respect of such Swing Line Advance or purchase any interest or participation in respect of such Swing Line Advance pursuant to Section 2.3.
(e)    Agent shall have no right to (i) make or disburse Revolving Credit Advance as provided in Section 2.1 for the account of any Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or Reimbursement Obligations have arisen pursuant to Section 2.6, or (ii) assume that any Lender that was a Non-Funding Lender at the time of issuance of such Letter of Credit will fund any portion of the Revolving Credit Advance to be funded pursuant to Section 2.6 in respect of such Letter of Credit. In addition, no Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or Reimbursement Obligations have arisen pursuant to Section 2.6, shall have an obligation to fund any portion of the Revolving Credit Advance to be funded pursuant to Section 2.6 in respect to such Letter of Credit, or to make any payment to Agent or the L/C Issuer, as applicable, under Section 2.6 in respect of such Letter of Credit, or be deemed to have purchased any interest or participation in such Letter of Credit from Agent or the L/C Issuer, as applicable, under Section 2.6.
(f)    To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Credit Advances pursuant to Section 9.3, (i) at any time an Event of Default exists (other than an Event of Default under Sections 9.1(a), (h) or (i)), such payments and proceeds shall be applied first in respect of Revolving Credit Advances made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Credit Advances, and (ii) at any time an Event of Default under Sections 9.1(a), (h) or (i) exists, such payment and proceeds shall be applied first in respect of Revolving Credit Advances other than Revolving Credit Advances made at the time any Non-Funding Lenders exist, and second in respect of all Revolving Credit Advances made at the time any Non-Funding Lenders exist.

11.16.    Withholding Tax. To the extent required by any applicable Law, Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify Agent (to the extent that Agent has not already been reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so) fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
11.17.    Agent May File Proof of Claim.
(a)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Advance or any Revolving Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances or the Revolving Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Swing Line Lender and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Swing Line Lender and Agent and its agents and counsel and all other amounts due Lenders, Swing Line Lender and Agent under Section 10.1) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(b)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Swing Line Lender to make such payments to Agent and, if Agent shall consent to the making of such payments directly to Lenders and Swing Line Lender, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 10.1.
Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or Swing Line Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.
11.18.    Agent in Individual Capacity. Fifth Third and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Fifth Third were not Agent hereunder, and, in each case, without notice to or consent of the other Lenders. The other Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, pursuant to such activities, Fifth Third or its Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or providers of Bank Products), and the Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Fifth Third in its individual capacity.
11.19.    ERISA Fiduciary Representations and Warranties11.20.    .
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y)

covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and the Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of Agent, the Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
11.20.    Acknowledgments Regarding Erroneous Payments.
(a)    Each Lender and L/C Issuer hereby agrees that (x) if Agent notifies such Lender or such L/C Issuer that Agent has determined in its sole discretion that any funds received by such Lender or such L/C Issuer from Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such L/C Issuer (whether or not known to such Lender or such L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or such L/C Issuer shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to Agent at the greater of the Federal Funds Rate, and (y) to the extent permitted by applicable law, such Lender or such L/C Issuer shall not assert, and hereby waives, as to Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of Agent to any Lender or such L/C Issuer under this Section 11.20 shall be conclusive, absent manifest error.
(b)    Each Lender and each L/C Issuer hereby further agrees that if it receives a Payment from Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such L/C Issuer shall promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to Agent at the Federal Funds Rate.
(c)    Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or such L/C Issuer that has received such Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Lender or such L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.
(d)    Each party’s obligations under this Section 11.20 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender or a L/C

Issuer, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
12.    MISCELLANEOUS
12.1.    Survival. All agreements, representations and warranties made herein and in every other Loan Document shall survive the execution and delivery of this Agreement and the other Loan Documents. The provisions of Sections 2.5(f), 2.9, 2.10 and 2.11 and Sections 10, 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement.
12.2.    No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Loan Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that Borrower or any other Loan Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Loan Documents.
12.3.    Notices.
(a)    All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, e-mail, electronic submissions or similar writing, but not facsimile transmission (except by Agent with respect to operational or administrative matters)) and shall be given to such party at its address or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower and Agent by the assignee Lender forthwith upon such assignment) or at such other address or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower; provided, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions only in accordance with the provisions of Section 12.3(b). Each such notice, request or other communication shall be effective (i) if given by e-mail or other electronic submissions, as set forth in Section 12.3(c) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, notices, requests and other communications delivered by facsimile transmission do not satisfy the requirements of this Section 12.3.
(b)    Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Agent that it has elected not to receive notices by electronic communication (which election may be limited to particular notices) and (ii) any Notice of Borrowing, Notice of Conversion or any notices regarding request for advances hereunder shall be delivered or furnished by Borrower by electronic communication in accordance with all procedures established by or otherwise acceptable to Agent from time to time in its sole discretion.
(c)    Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
12.4.    Severability. In case any provision of or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
12.5.    Amendments and Waivers.
(a)    General Provisions. No provision of this Agreement or any other Loan Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower, Agent and Required Lenders (and, if any amendment, waiver or other modification would increase a Lender’s Revolving Loan Commitment, by such Lender); provided, that no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by Agent, Borrower and all Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any Fees with respect to any Advance or Reimbursement Obligation or forgive any principal, interest or Fees with respect to any Advance or Reimbursement Obligation, (B) postpone the date fixed for, or waive, any payment (other than a payment pursuant to Section 2.2(b)) of principal of any Advance, or of any Reimbursement Obligation or of interest on any Advance or any Reimbursement Obligation or any Fees hereunder or postpone the date of termination of the commitment of any Lender hereunder, (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder, (D) release all or substantially all of the Collateral, authorize Borrower or any other Loan Party to sell or otherwise dispose of all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder and including as provided in Section 11.9), (E) modify Section 9.3 or 11.13(d), (F) amend, waive or otherwise modify this Section 12.5(a) or the definitions of the terms used in this Section 12.5(a) insofar as the definitions affect the substance of this Section 12.5(a); (G) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document or release Borrower or any other Loan Party of its payment obligations under any Loan Document, except, in each case with respect to this clause (G), pursuant to a merger, consolidation or other transaction permitted pursuant to this Agreement; or (H) subordinate, or have the effect of subordinating, the Obligations to any other Indebtedness for borrowed money or subordinate, or have the effect of subordinating the Liens of the Agent on all or any material portion of the Collateral. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be amended and restated without the consent of any Lender (but with the consent of Borrower and Agent) if upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.9, Section 2.5(e), Section 10.1, Section 10.2 and Section 11.13(d)), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section 12.5 notwithstanding (i) any attempted cure or other action taken by Borrower or any other

Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
(b)    All Lender Consent Rights. No amendment or waiver shall, unless signed by Agent and all Lenders (or by Agent with the consent of all Lenders) (x) amend or waive this Section 12.5(b) or the definitions of the terms used in this Section 12.5(b) insofar as the definitions affect the substance of this Section 12.5(b); (y) change the definition of (i) the term Required Lenders, (ii) the percentage of Lenders which shall be required for Lenders to take any action hereunder, or (iii) change any specific right of Required Lenders to grant or withhold consent or take or omit to take any action hereunder.
(c)    Agent, Swing Line Lender, L/C Issuer Consent Rights. No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swing Line Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swing Line Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document.
(d)    Defaulting Lenders. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Advances and Revolving Loan Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to this Section 12.5) for any voting or consent rights under or with respect to any Loan Document, except that a Defaulting Lender shall be treated as an “affected Lender” solely with respect to an increase in or extension of such Defaulting Lender’s Revolving Loan Commitments, a reduction of the principal amount owed to such Defaulting Lender or, unless such Defaulting Lender is treated the same as the other Lenders holding Advances of the same type, a reduction in the interest rates applicable to the Advances held by such Defaulting Lender, and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Moreover, for the purposes of determining Required Lenders, the Advances and Revolving Loan Commitments held by Defaulting Lenders shall be excluded from the total Advances and Revolving Loan Commitments outstanding.
(e)    Amendments Regarding Additional Credit Facilities. Notwithstanding anything set forth herein to the contrary, this Agreement may be amended with the written consent of Agent, Borrower and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and Fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Advances and the accrued interest and Fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(f)    Certain Amendments. Notwithstanding anything to the contrary contained in this Section 12.5, (i) Agent may amend Annex F to reflect any assignments entered into pursuant to Section 12.6, and (ii) Agent and Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, and (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the

Secured Parties or join additional Persons as Loan Parties and (3) add one or more Increases to this Agreement pursuant to Section 2.15 and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Advances and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(g)    Eligible Swap Counterparty and Bank Product Consent Rights. Without limitation of the foregoing provisions of this Section 12.5, no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty and each provider of Bank Products then in existence, modify the provisions of Section 9.3 in any manner adverse to the interests of each such Eligible Swap Counterparty and/or such provider of Bank Products.
(h)    Correction of Errors. Borrower and each of the Lenders hereby authorizes Agent to (i) correct any patent (or scrivener’s) errors or other erroneous content in the Loan Documents, (ii) date any dates and fill in any blanks or other missing content in any of the Loan Documents, and (iii) replace or substitute pages, as applicable, in each Loan Document that were changed to correct such errors or fill in such dates, missing content or blanks (each a “Corrected Document”), in each case, without the need for a written amendment signed by the parties; provided that Agent shall send a copy of any such Corrected Document to Borrower and the Lenders (which copy may be given by electronic mail). Without limiting the generality of any of the foregoing, Borrower further covenants that it shall, and shall cause each of the other Loan Parties to, execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered (or, as applicable, re-execute, re-acknowledge and re-deliver), (A) each agreement, instrument or other document that was incorrectly drafted and signed at the Closing Date and (B) all such further assurances and other agreements, instruments or documents, and take or cause to be taken all such other actions, as Agent shall request from time to time to permit Agent to evidence or give effect to the express terms and conditions of this Agreement and the other Loan Documents and any of the transactions contemplated hereby, including to perfect (or continue the perfection of) and protect Agent’s Liens upon the Collateral, and shall take such other action as may be requested by Agent to give effect to or carry out the intent and purposes of this Agreement.
12.6.    Assignments; Participations; Replacement of Lenders.
(a)    Assignments.
(i)    Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Advances and interest in the Revolving Loan Commitments, together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to (x) $250,000 with respect to any Revolving Credit Advance or Revolving Loan Commitments, (y) $1,000,000 with respect to any other Advance or, if less, the assignor’s entire interests in the Revolving Loan Commitments and outstanding Advances; provided, that, in connection with simultaneous assignments to two or more related Affiliates or Approved Funds, such Affiliates and Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above; provided further that, no minimum assignment amounts shall apply to an assignment to a Lender, an Affiliate of a Lender, or any of their Approved Funds. Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective

Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, such other information regarding such Eligible Assignee as Agent reasonably shall require and a processing fee of $3,500; provided, only one processing fee shall be payable in connection with simultaneous assignments to two or more related Affiliates and Approved Funds.
(ii)    From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s percentage interest in the Revolving Loan Commitment and the outstanding principal balance of the Term Loan (and, as applicable, Notes in the principal amount of that portion of the Revolving Loan Commitment and the outstanding principal balance of the Term Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such promissory note, the assigning Lender shall return to Borrower any prior promissory note, if any, held by it.
(iii)    Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Cincinnati, Ohio, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount and stated interest of the Advances owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent. It is intended that the Register be maintained such that the Advances are in “registered form” for the purposes of the IRC.
(iv)    Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(b)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell to one or more Persons participating interests in its Advances, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender, provided, however, notwithstanding the foregoing, Borrower hereby agrees that each Participant shall be entitled to the benefits of Section 2.10 (subject to the requirements and limitations set forth in Section 2.11) and the requirements under Section 2.9 (it being understood that the documentation required under Section 2.9 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section 12.6; provided, further, a Participant shall not be entitled to receive any greater payment under Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law, regulation ruling, treaty or other action or doctrine of a Governmental Authority that occurs after the date the Participant acquired the applicable participation. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 9.2(d). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Replacement of Lenders. Within 30 days after (i) receipt by Agent of notice and demand from any Lender for payment of additional costs or as provided in Sections 2.5(e) and 2.10, which demand shall not have been revoked, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, (iii) any Lender is a Defaulting Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”), Borrower and/or Agent may, at its option, notify such Affected Lender and, in the case of Borrower’s election, Agent, of such Person’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrower or Agent, as applicable, obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Advances and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 12.6(a); provided, that (A) Borrower shall have, as applicable, reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Sections 2.5(e), 2.9 or 2.10, as applicable, of this Agreement through the date of such sale and assignment and (B) Borrower shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 12.6(a) within 5 Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 12.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.6(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 12.6(a), Borrower, shall be effective for purposes of this Section 12.6(c) and Section 12.6(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.
(d)    Loan Party Assignments. No Loan Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Loan Document without the prior written consent of Agent and each Lender.
12.7.    Headings. Headings and captions used in the Loan Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.
12.8.    Confidentiality. Agent and each Lender shall hold all non-public information regarding the Loan Parties and their respective businesses identified as such by Borrower and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, auditors, professional consultants, advisors and representatives of such Person and of such Person’s Affiliates (collectively, the “Related Parties” of such Person) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to rating agencies, insurance industry associations and portfolio management services, (iii) to prospective transferees or purchasers of or participants in any interest in the Advances and, as applicable, the Loan Documents, to prospective contractual counterparties (or the professional advisors thereto) in Rate Contracts permitted hereby and to prospective providers of Bank Products, provided, that any such Persons shall have agreed to be bound by the provisions of this Section 12.8, (iv) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties, including any self-regulatory authority, (v) to any other party hereto, (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vii) as required by Law, subpoena, judicial order or similar order and in connection with any Litigation, (viii) as may be required in connection with the examination, audit or similar investigation of such Person, (ix) with the consent of Borrower, (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties, and (xi) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of Stock or debt securities which represent an interest in, or which are collateralized, in whole or in part, by the Advances. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Loan Party, provided, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 12.8 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.
12.9.    Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
12.10.    Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Loan Party makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.
12.11.    GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND, IN EACH CASE, IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON EACH SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED.
12.12.    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, AGENT AND LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH LOAN PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
12.13.    Publication; Advertisement.
(a)    Publication. No Loan Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Fifth Third or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Loan Party shall give Agent prior written notice of such publication or other disclosure or (ii) with Fifth Third’s prior written consent.
(b)    Advertisement. Each Lender and each Loan Party hereby authorizes Fifth Third to publish the name of such Lender and Loan Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Fifth Third elects to submit for publication. In addition, each Lender and each Loan Party agrees that Fifth Third may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Fifth Third shall provide Borrower with an opportunity to review and confer with Fifth Third regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Fifth Third may, from time to time, publish such information in any media form desired by Fifth Third, until such time that Borrower shall have requested Fifth Third cease any such further publication.
12.14.    Counterparts; Integration. This Agreement and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or other electronic transmission (including “pdf” or “tif” format) shall bind the parties hereto. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
12.15.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
12.16.    USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies such Loan Party, which information includes the name and address of each Loan Party and such other information that will allow Agent or such Lender, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. The Loan Parties agree to, promptly following a request by Agent or any Lender, provide all such other documentation and information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the Beneficial Ownership Regulation.
12.17.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.
12.18.    Acknowledgement Regarding Any Supported QFCs
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), and in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan

Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Signature pages follow]
IN WITNESS WHEREOF, this Agreement has been duly executed and delivered, all as of the date first written above.

BORROWER:
OPTIMIZERX CORPORATION

By:/s/ Edward Stelmakh
Name: Edward Stelmakh
Title: Chief Financial & Strategy Officer
Borrower’s and each other Loan Party’s Address for Notices:
OptimizeRx Corporation
260 Charles Street, Suite 302
Waltham, Massachusetts 02453
Attention: Chief Financial Officer
Telephone: (248) 651-6568
Email: finance@optimizerx.com

with a copy to (which shall not constitute notice):

OptimizeRx Corporation
260 Charles Street, Suite 302
Waltham, Massachusetts 02453
Attention: Chief Legal Officer
Telephone: (248) 651-6568
Email: legalteam@optimizerx.com

and

Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103
Attention: Gary R. Goldenberg
Telephone: 215-569-5733
Email: gary.goldenberg@blankrome.com

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Agent and a Lender

By:/s/ Frank Driscoll
Name: Frank Driscoll
Title: Executive Director
Agent’s Address for Notices:
Fifth Third Bank, National Association
201 North Tryon Street
Charlotte, NC 28202
Attention: Frank Driscoll
Email: Frank.Driscoll@53.com
Telephone: (704) 808-5093

with a copy to (which shall not constitute notice):

Chapman and Cutler LLP
320 South Canal Street
Chicago, IL 60606
Attention: Nathan Odem, Partner
Email: naodem@chapman.com
Telephone: (312) 845 3782

ANNEX A
to
CREDIT AGREEMENT
LETTERS OF CREDIT
(a)    Issuance.
(i)    Subject to the terms and conditions of this Agreement, Agent and Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower and for Borrower’s or any Subsidiary’s account, Letter of Credit Obligations with respect to Letters of Credit issued by L/C Issuer for Borrower’s or any Subsidiary’s account. Borrower shall give Agent at least five Business Days prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by a completed Letter of Credit application. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and communications by Agent and L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and between Borrower and L/C Issuer. Borrower hereby authorizes L/C Issuer and Agent to accept, act upon, and treat as genuine and original (but without any obligation of L/C Issuer or Agent to do any of the foregoing) applications, authorizations, and other requests regardless of the manner communicated, including those sent or communicated via overnight courier, certified or non-certified mail, fax, email, electronic code, or phone, so long as L/C Issuer does not have actual knowledge that a particular application, authorization, or other request is not authorized by Borrower.
(ii)    Letters of Credit issued hereunder shall constitute utilization of the Commitments. A Letter of Credit shall be issued, extended, reinstated, or otherwise amended only if (and upon issuance, extension, reinstatement or other amendment of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, extension, reinstatement or other amendment (i) the aggregate amount of Letter of Credit Obligations shall not at any time exceed $250,000 (the “L/C Sublimit”); (ii) no Lender will exceed its individual Commitment; and (iii) the aggregate amount of all borrowings and Letter of Credit Obligations incurred under this Agreement shall not exceed the total Commitments.
(iii)    Borrower is responsible for preparing or approving the text of each Letter of Credit as submitted to and as issued by L/C Issuer and as received by the beneficiary, notwithstanding any drafting recommendations or forms provided by L/C Issuer. L/C Issuer’s recommendation or drafting of text or L/C Issuer’s use or non-use or refusal to use text submitted by Borrower shall not affect Borrower’s ultimate responsibility. Borrower is responsible for L/C Issuer’s failure to apply, or to observe standard practice as applied to, Letter of Credit terms or conditions, and for terms or conditions that (A) are erroneous, ambiguous, inconsistent, insufficient, ineffective, or illegal, (B) require L/C Issuer to respond to a demand in fewer than three Business Days, or (C) require or allow Borrower to sign, issue, or present a document. Notwithstanding anything to the contrary in this Agreement, L/C Issuer’s obligation to issue, amend, or extend the expiration date of a Letter of Credit is subject to its review and approval of the proposed terms of the Letter of Credit (and any amendment thereof) in its sole discretion. Borrower represents and warrants to L/C Issuer that Borrower is familiar with, and understands, applicable Law and letter of credit practice. If requested by L/C Issuer, Borrower will execute, deliver, and submit a letter of credit application and reimbursement agreement on L/C Issuer’s standard forms in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such letter of credit application or reimbursement agreement, the terms and conditions of this Agreement will control, for so long as Borrower and L/C Issuer are subject thereto. Notwithstanding anything to the contrary in this Agreement but subject to Borrower’s ultimate responsibility as set forth above in this paragraph (a), L/C Issuer’s obligation to issue, amend, or extend the expiration date of a Letter of Credit is subject to its review and approval of the proposed terms of the Letter of Credit (and any amendment thereof) in its sole discretion.
(iv)    Borrower will notify L/C Issuer in writing no later than three Business Days after Borrower first becomes aware of any objection Borrower may have to L/C Issuer’s issuance or amendment of a Letter of Credit, L/C Issuer’s acceptance or rejection of a presentation under any Letter of Credit, or any other action or inaction taken or proposed to be taken by L/C Issuer under or in connection with this Agreement or any other agreement, document, or instrument relating hereto; provided, however, that if L/C Issuer reasonably believes that it is obligated to take any action, including, but not limited to, the payment on a Letter of Credit in a period of time less than three Business Days, L/C Issuer is allowed to take such action without liability to Borrower. Borrower’s failure to give timely and specific notice of objection shall automatically waive Borrower’s objection, authorize or ratify L/C Issuer’s action or inaction, and absolutely preclude Borrower from raising the objection as a defense or claim against L/C Issuer (or any Indemnitee). If L/C Issuer approaches Borrower for a waiver of discrepancies in a presentation, then Borrower must respond within three Business Days. L/C Issuer may treat Borrower’s failure to respond as a waiver of the indicated discrepancies, but need not itself accept Borrower’s implied or express waiver of discrepancies as binding on L/C Issuer. Borrower’s acceptance or retention of any documents presented under or in connection with a Letter of Credit (including, but not limited to, originals or copies of documents sent directly to Borrower) or of any property for which payment is supported by any Letter of Credit shall ratify L/C Issuer’s honor of the relevant presentation and absolutely preclude Borrower from raising a defense or claim against L/C Issuer (or any Indemnitee) with respect to such honor.
(b)    Expiration Date. Except for Evergreen Letters of Credit that are subject to the terms and conditions set forth in this paragraph, no Letter of Credit shall have an expiration date that is later than the earlier of (i) one year following the date of issuance thereof (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one year after the then-current expiration date of such Letter of Credit) unless otherwise permitted by L/C Issuer (subject to the other provisions of this Agreement) and (ii) the date that is five Business Days before the Commitment Termination Date, and neither Agent nor Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase or acquire participations in, any Letter of Credit having an expiration date that is later than the Commitment Termination Date. If Borrower so requests in any notice requesting the issuance of a Letter of Credit (or the amendment of an outstanding Letter of Credit), L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”), provided that any such Evergreen Letter of Credit shall permit L/C Issuer to prevent any such extension at least once in each one-year period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such one-year period to be agreed upon by Borrower and L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by L/C Issuer, Borrower shall not be required to make a specific request to L/C Issuer for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the expiration date permitted under this paragraph.

(c)    Participations.
(i)    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of L/C Issuer or the Lenders, L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from L/C Issuer, a participation in such Letter of Credit and the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph is absolute, unconditional, and irrevocable and shall not be affected by any circumstance whatsoever, including any extension, reinstatement or other amendment of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.
(ii)    In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally, and irrevocably agrees to pay to Agent, for account of L/C Issuer, such Lender’s Pro Rata Share of each payment made by L/C Issuer promptly upon the request of L/C Issuer at any time from the time of such payment until such payment is reimbursed by Borrower or at any time after any reimbursement payment is required to be refunded to Borrower for any reason, including after the Commitment Termination Date. Such payment by each Lender shall be made without any offset, abatement, withholding, or reduction whatsoever (including without limitation any offset, abatement, withholding or reduction relating to or arising out of those matters set forth in paragraph (h) below), and shall be made in the same manner as provided in this Agreement with respect to Revolving Credit Advances (and such provisions shall apply, mutatis mutandis, to the payment obligations of the Lenders under this paragraph). Agent shall promptly pay to L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by Agent of any payment from Borrower pursuant to paragraph (d) below, Agent shall distribute such payment to L/C Issuer or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse L/C Issuer, to such Lenders and L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse L/C Issuer for any payment under a Letter of Credit shall not constitute an Advance and shall not relieve Borrower of its obligation to reimburse such Letter of Credit payment, unless Borrower has financed such payment with a Base Rate Loan or Swing Line Advance in accordance with the terms of this Agreement.
(iii)    Each Lender acknowledges and agrees that its participation in each Letter of Credit and the related Letter of Credit Obligations will be automatically adjusted to reflect adjustments in such Lender’s Pro Rata Share from time to time.
(iv)    The obligations of Lenders under the paragraphs above shall be for the benefit of Agent and L/C Issuer and may be enforced by L/C Issuer.
(d)    Reimbursement and Interim Interest.
(i)    If L/C Issuer shall make any disbursement in respect of a Letter of Credit, Borrower shall reimburse L/C Issuer by paying to Agent an amount equal to such disbursement in immediately available U.S. dollars, without withholding, deduction, or setoff, not later than 1:00 p.m. prevailing local time in New York, NY on (i) the Business Day that Borrower receives notice of L/C Issuer’s disbursement, if such notice is received prior to 10:00 a.m. prevailing local time in new York, NY; or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time, with interest at the rate applicable to Base Rate Loans for the additional calendar day(s) elapsed. L/C Issuer’s records showing the dates and amounts of payments due and disbursements made shall be presumed correct and complete and, if Borrower does not object within five Business Days after receiving the information, shall be final. If Borrower fails to make such payment when due, Agent shall notify each Lender of the applicable payment under the Letter of Credit, the payment then due from Borrower in respect thereof, and such Lender’s Pro Rata Share thereof.
(ii)    If Borrower fails to reimburse L/C Issuer for any amount disbursed when due pursuant to paragraph (d)(i) above, then the unpaid amount shall bear interest, for each day from and including the date such disbursement is made to but excluding the date that Borrower reimburses L/C Issuer for such disbursement, at the Default Rate. Interest accrued pursuant to this paragraph shall be for account of L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (c)(ii) above to reimburse L/C Issuer shall be for account of such Lender to the extent of such payment.
(e)    Limitations. L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment, or decree of any Governmental Authority or arbitrator shall enjoin or restrain, or purport to enjoin or restrain, L/C Issuer from issuing such Letter of Credit, or request that such L/C Issuer refrain from, or, if in the sole discretion of L/C Issuer, any Law applicable to L/C Issuer shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or Law shall impose upon L/C Issuer with respect to such Letter of Credit any restriction, reserve, capital or liquidity requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost, or expense that was not applicable on the Closing Date and that L/C Issuer in good faith deems material to it;
(ii)    the issuance of such Letter of Credit would violate one or more policies of L/C Issuer;
(iii)    except as otherwise agreed by Agent and L/C Issuer, such Letter of Credit is in an initial amount less than $25,000, in the case of a commercial Letter of Credit, or $25,000, in the case of a standby Letter of Credit; or
(iv)    any Lender is at that time a Defaulting Lender, unless L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate L/C Issuer’s actual or potential fronting exposure (after giving effect to any reallocation under Section 2.12) with respect to the Defaulting Lender arising from either such Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Obligations as to which L/C Issuer has actual or potential fronting exposure, as it may elect in its sole discretion.
L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(f)    Cash Collateral.
(i)    If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement, including Section 9.2 of this Agreement, prior to the Commitment Termination Date, Borrower will pay to Agent for the ratable benefit of itself and Lenders cash or cash equivalents acceptable to Agent (“Cash Collateral”) in an amount equal to 105% of the Letter of Credit Obligations plus accrued and unpaid interest thereon. Such Cash Collateral shall be held by Agent and pledged to, and subject to the control of, Agent, for the benefit of Agent, Lenders, and L/C Issuer. Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such Cash Collateral and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. This Agreement, including this paragraph (f)(i), shall constitute a security agreement under applicable Law.
(ii)    If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall provide Cash Collateral within two Business Days therefor in the manner described, and subject to the terms and conditions as set forth, above.
(iii)    From time to time after funds are deposited as Cash Collateral by Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds then held by it to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations then due and payable.
(iv)    Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the Cash Collateral, except that upon the termination of all Letter of Credit Obligations (which requires the return of all original Letters of Credit) and the payment of all amounts payable by Borrower to Agent and Lenders in respect thereof, any remaining Cash Collateral shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to Borrower or as otherwise required by Law. Interest earned, if any, on Cash Collateral shall be held as additional collateral.
(g)    Fees and Expenses. In addition to the Letter of Credit Fees payable pursuant to Section 2.4(e)(iv) of this Agreement, Borrower shall pay to L/C Issuer, on demand, such Letter of Credit Fees as are set forth from time to time in L/C Issuer’s Fee schedule for letters of credit. Borrower acknowledges that L/C Issuer may modify such Fee schedule at any time and will communicate such new Fee schedule information to Borrower as required in the notice provision hereunder. Such new Fees will be effective 30 days after such notice and shall apply as of such date to all existing and future Letters of Credit issued by L/C Issuer. In the event of any inconsistency between the Fees set forth in this Agreement and the Fees set forth in such Fee schedule, the Fees set forth in this Agreement will control.
(h)    Obligations Absolute. The obligation of Borrower to reimburse L/C Issuer, Agent, and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional, and irrevocable, and not subject to abatement, reduction, withholding, deduction, deferment, interruption, recoupment, or other right (whether legal, equitable, or otherwise) for any reason whatsoever, without necessity of presentment, demand, protest, or other formalities, and the obligations of each Lender to make payments to Agent with respect to Letters of Credit shall be absolute, unconditional, and irrevocable. Such obligations of Borrower and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances, including and/or despite any of the following:
(i)    any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;

(ii)    the existence of any claim, setoff, defense (including suretyship), or other right that Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein, or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);
(iii)    any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect;
(iv)    payment by Agent or L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft, certificate, or other document that does not comply with the terms of such Letter of Credit or such guaranty;
(v)    the fact that a Default or an Event of Default has occurred and is continuing;
(vi)     any bankruptcy, insolvency, receivership, reorganization, or similar proceeding discharging or otherwise affecting Borrower or any of its Affiliates;
(vii)    Agent’s, L/C Issuer’s, or any other Lender’s rights and remedies with respect to any collateral;
(viii)    Borrower’s claims, rights, or remedies against any of its Affiliates;
(ix)     Agent’s, L/C Issuer’s, or any other Lender’s waiver or release of any obligation of Borrower;
(x)    any amendment, supplement, restatement, or renewal of this Agreement or any other agreement, document, or instrument relating hereto;
(xi)    any loss or damage to any collateral;
(xii)    the failure of any lien or security interest in favor of Agent (for the benefit of the Lenders) to attach, be perfected or recorded, or remain perfected or recorded;
(xiii)    Agent’s release of any collateral, or taking of additional collateral, and Borrower waives any and all rights with respect to all of the foregoing; or
(xiv)    any other circumstance or event whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder.
(i)    L/C Issuer Discretion.
(i)    For Borrower’s account, L/C Issuer may at any time provide in a Letter of Credit or otherwise agree to do or do the following:

(A)    send the Letter of Credit via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) network and bind Borrower directly and as an indemnifier to the rules applicable to SWIFT messages (including, but not limited to, rules obligating Borrower or L/C Issuer to pay bank charges);
(B)    assert, waive, or, with any necessary consent from the beneficiary or other person or entity, amend any provision in the Letter of Credit or applicable practice that primarily concerns issuer operations including, but not limited to, (A) identification of the Letter of Credit in any presentation, (B) marking of the Letter of Credit to reflect a transfer, payment, or other action, (C) specification of the business days and hours, manner, and place for L/C Issuer receiving a presentation, effecting honor, and giving notice of dishonor under the Letter of Credit, (D) duration of the period(s) for examination, approaching Borrower for a waiver, or sending a notice of refusal, (E) disposition of the beneficiary’s documents after dishonor or while approaching Borrower for a waiver, and (F) replacement of a lost Letter of Credit or recognition of a successor beneficiary;
(C)    discount an accepted draft or deferred payment undertaking incurred under the Letter of Credit, at the request of the beneficiary or other third party, without affecting the amount or due date of Borrower’s obligations to reimburse or pay fees to L/C Issuer;
(D)    select any branch, bank office, or L/C Issuer affiliate or any other bank or financial institution or affiliate for issuing, advising, transferring, confirming, and/or nominating bank or person or entity under the law and practice of the place where it acts (if the Letter of Credit permits advice, transfer, confirmation, and/or nomination) to act under contract with L/C Issuer as a letter of credit processing agent for L/C Issuer in L/C Issuer’s issuance of the Letter of Credit or processing of demands or in any other action that L/C Issuer is required or permitted to take under the Letter of Credit;
(E)    accept documents that appear on their face to be in substantial compliance with the terms and conditions of a Letter of Credit without responsibility for further investigation and disregarding any information or data outside of the face of the documents, regardless of any notice or information to the contrary, and may honor and make payment upon any presentation that appears on its face to substantially comply with the terms and conditions of a Letter of Credit, whether or not the Letter of Credit requires strict compliance and without regard to any non-documentary condition in such Letter of Credit (including, but not limited to, honor of a draft that is non-negotiable or informal, honor up to the amount available under the Letter of Credit of a demand claiming more than that amount, honor of a draft or other document that lacks a reference to the Letter of Credit, honor of a presentation of documents that include inconsistent extraneous data, and allowance of a grace period of one business day for timing requirements under the Letter of Credit);
(F)    decline to accept any documents and make payment if such documents are not in strict compliance with the terms and conditions of a Letter of Credit;
(G)    provide for or submit to arbitration, mediation, DOCDEX (the ICC Banking Commission’s informal dispute resolution service), or the like for the resolution of some or all disputes with the beneficiary or other person or entity; and

(H)    replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation
(ii)    Unless specifically committed to do so in a writing signed by L/C Issuer, L/C Issuer is not required to issue any Letter of Credit amendment. If the Letter of Credit may be extended or terminated by a notice given or other action taken by L/C Issuer (with or without the passage of time), then, whether or not requested to do so by Borrower, L/C Issuer shall have the right to give such notice or take such action, to fail or refuse to do so, or to fail to retain proof of doing so. If L/C Issuer gives such notice or takes such action at Borrower’s request, then Borrower shall obtain the beneficiary’s acknowledgement and, in the case of Letter of Credit termination, return the original Letter of Credit. If L/C Issuer fails or refuses to give notice of non-extension or termination at Borrower’s timely written request, then L/C Issuer’s Letter of Credit Fees shall be calculated as if L/C Issuer had given such notice or taken such action.
(iii)    If the beneficiary or another person or entity claims that L/C Issuer has wrongfully repudiated or dishonored a Letter of Credit, then L/C Issuer shall have the right to defend or settle the claim, with or without joining Borrower in any proceeding or negotiation and without regard to whether the claimant asserts that L/C Issuer is precluded from relying on a valid defense. Borrower shall have the obligation to mitigate damages and, if L/C Issuer pays or settles a claim then Borrower will reimburse, indemnify, account for any benefits, and cooperate with L/C Issuer as subrogee.
(iv)    L/C Issuer’s actions in one or more instances shall not waive its right, with or without notice to Borrower, to use its discretion differently in other similar instances and shall not establish a course of conduct on which Borrower may rely in any other instances under the same or other Letter of Credit.
(j)    Indemnification; Nature of Duties.
(i)    In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save harmless Agent, L/C Issuer, and each Lender, and each other Indemnitee, from and against any and all claims, demands, liabilities, damages, losses, costs, charges, and expenses (including reasonable attorneys’ fees and allocated costs of internal and external counsel) that Agent, L/C Issuer, or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, (B) the failure of Agent or any Lender seeking indemnification or of L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, (C) arising from or incurred in connection with any breach of a representation, warranty, or covenant by Borrower; (D) arising out of or resulting from any suit, action, claim, proceeding, or governmental investigation, pending or threatened, whether based on statute, regulation, or order, or tort, or contract, or otherwise, before any court or governmental authority (and irrespective of who may be the prevailing party); (E) arising out of or in connection with any payment or action taken in connection with any Letter of Credit, including, without limitation, any action or proceeding seeking to restrain any drawing under a Letter of Credit or to compel or restrain any payment or any other action under a Letter of Credit or this Agreement (and irrespective of who may be the prevailing party); or (F) arising out of or in connection with any act or omission of any governmental authority or other cause beyond the Indemnitee’s reasonable control; except in each case to the extent such claim, liability, loss, damage, tax, penalty, interest, judgment, cost, or expense is found to have resulted from the gross negligence or willful misconduct of an Indemnitee (as finally determined by a court of competent jurisdiction in a non-appealable matter).
(ii)    As between Agent, L/C Issuer, and any Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by Law, none of Agent, L/C Issuer, or any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully and strictly with the conditions required in order to demand payment under such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent, L/C Issuer, or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s, L/C Issuer’s, or any Lender’s rights or powers hereunder or under this Agreement.
(iii)    Limitations on Remedies.
(A)    Nothing contained herein shall be deemed to limit or to expand any waivers, covenants, or indemnities made by Borrower in favor of L/C Issuer in any letter of credit application, reimbursement agreement, or similar document, instrument, or agreement between Borrower and L/C Issuer.
(B)    EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER L/C ISSUER (NOR ANY OTHER INDEMNITEE) SHALL BE LIABLE TO BORROWER IN CONTRACT, TORT, OR OTHERWISE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES.
(C)    Borrower must take action to avoid and reduce the amount of damages claimed against L/C Issuer (or other Indemnitee, as applicable).
(D)    Borrower’s aggregate remedies against L/C Issuer for honoring a presentation or retaining honored documents in breach of L/C Issuer’s obligations to Borrower (whether arising under this Agreement, any other agreement, document, or instrument relating hereto, applicable letter of credit practice or law, or any other applicable law) are limited to the aggregate amounts paid by Borrower to L/C Issuer with respect to the honored presentation.
(E)    In any dispute or litigation between Borrower and L/C Issuer, Borrower shall pay L/C Issuer’s reasonable attorneys’ fees, expert witness fees, and other expenses of litigation or dispute resolution, unless Borrower obtains a non-appealable award for damages against L/C Issuer, as so ordered by a court of competent jurisdiction. If Borrower prevails in an action based on forgery or fraud of the beneficiary or other presenter, this does not relieve Borrower from its obligation to pay L/C Issuer’s fees and expenses in contesting the entry or maintenance of injunctive relief.
(iv)    L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Section 11.6 of this Agreement with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Section 11.6 of this Agreement included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.
(v)    Borrower, Agent, and Lenders each agree that, in the absence of gross negligence or willful misconduct on the part of L/C Issuer (as finally determined by a court of competent jurisdiction), L/C Issuer will be deemed to have exercised care in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(k)    Letters of Credit Issued for account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated as a primary obligor as set forth herein for any and all drawings under such Letter of Credit, and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of Borrower, Borrower agrees that (i) such Subsidiary shall have no rights against L/C Issuer, Agent, or any Lender and Borrower shall hold L/C Issuer, Agent and any such Lender harmless with respect to any claim or other attempted exercise of rights by such Subsidiary against any of them, (ii) Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) Borrower shall have the sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transactions related thereto. Borrower shall, at the request of L/C Issuer, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.
(l)    Rules of Practice. Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued by it, (i) the rules of the International Standby Practices, ICC Publication No. 590 (as amended, supplemented, restated, and/or republished from time to time, the “ISP”) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (as amended, supplemented, restated, and/or republished from time to time, the “UCP”) shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, L/C Issuer shall not be responsible to Borrower for, and L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where L/C Issuer, the beneficiary, or any advising, transferring, confirming, or nominated bank or person or entity is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade, or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.
(m)    Survival. The provisions of this Annex A shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively), any termination of this Agreement, and the assignment of any rights hereunder.

ANNEX B
to
CREDIT AGREEMENT
[Reserved]

ANNEX C
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CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING
Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:
(a)    [Reserved].
(b)    Quarterly Financials. To Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, consolidated financial information regarding the Borrower and its Subsidiaries, certified by the Chief Financial Officer of the Borrower, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures). Such financial information shall be accompanied by (A) a statement in reasonable detail, in the form of Exhibit D attached to the Agreement (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Covenants and (B) the certification of the Chief Financial Officer of the Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures) the financial position, results of operations and statements of cash flows of the Borrower and its Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
(c)    Projections. To Agent and Lenders, as soon as available, but not later than sixty (60) days after the end of each Fiscal Year, annual operating Projections for the Borrower and its Subsidiaries, approved by the Board of Directors (or applicable governing body) of Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets and a monthly budget for the following year, and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.
(d)    Annual Audited Financials. To Agent and Lenders, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for the Borrower and its Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing acceptable to Agent. Such Financial

Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) a Compliance Certificate certifying that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of the Loan Parties on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
(e)    [Reserved].
(f)    Default Notices. To Agent and Lenders, as soon as practicable, and in any event within 5 Business Days after an executive officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, written notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof.
(g)    Stockholder Deliveries and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Loan Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Loan Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Loan Party to the public concerning material changes or developments in the business of any such Person.
(h)    Subordinated Debt and Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Loan Party with respect to any Subordinated Debt or Stock of such Person, and, within 5 Business Days after any Loan Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.
(i)    Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of the Threshold Amount, (ii) seeks injunctive relief, (iii) is asserted or instituted against any ERISA Plan, its fiduciaries or its assets or against any Loan Party or ERISA Affiliate in connection with any ERISA Plan, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any Law regarding, or seeks remedies in connection with, any Environmental Liabilities; or (vi) involves any product recall.
(j)    Insurance Notices. To Agent, disclosure of losses or casualties required by Section 4.4.
(k)    Lease Default Notices. To Agent, (i) within five (5) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location, public warehouse or processor location where Collateral is located, (ii) monthly within five (5) Business Days after payment thereof, evidence of payment of lease or rental payments as to each leased or rented location for which a landlord, bailee waiver or processor waiver has not been obtained, and (iii) such other notices or documents as Agent may reasonably request.
(l)    Rate Contracts. To Agent within two (2) Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto entered into by any Loan Party and a counterparty other than Fifth Third.
(m)    Other Documents. Promptly following any request therefor, such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Loan Party’s or any of its Subsidiaries’ business or financial condition as Agent or any Lender (through Agent) shall, from time to time, reasonably request.

ANNEX D
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CREDIT AGREEMENT
[Reserved]

ANNEX E
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CREDIT AGREEMENT

FINANCIAL COVENANTS
Section 1.     Financial Covenants. Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:
(a)    Minimum Fixed Charge Coverage Ratio. Borrower shall not permit the Fixed Charge Coverage Ratio, as of the end of any Fiscal Quarter, to be less than 1.20 to 1.00 for the period of four Fiscal Quarters ending on such date.
(b)    Total Net Leverage Ratio. Borrower shall not permit, as of the end of any Fiscal Quarter, the Total Net Leverage Ratio for the four Fiscal Quarters ending on such date, to be more than 2.75 to 1.00.
Section 2.     Defined Terms. Capitalized terms that are used, but not defined, herein shall have the meanings given to them in the Credit Agreement to which this Annex E is attached (as amended, modified, supplemented, restated, or replaced from time to time, the “Credit Agreement”). The following capitalized terms shall have the meanings as set forth below:

“EBITDA” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, for the applicable period, the sum of:
(a)    the Net Income (or loss) of the Borrower and its Subsidiaries, on a consolidated basis (together with the other Persons whose income or loss is taken into account in as provided in Section 3 below in determining EBITDA);
plus
(b)    in each case to the extent deducted in the determination of Net Income pursuant to clause (a), the sum of:
(i)    the aggregate amount of depreciation and amortization expense;
(ii)    the aggregate amount of Interest Expense;
(iii)    the aggregate amount of income Taxes, payable by the Borrower or any of its Subsidiaries paid or accrued during such period;
(iv)    [reserved];
(v)    any non-cash charges related to changes in the exposure under Swap Contracts;
(vi)    reasonable and documented out-of-pocket transaction fees, costs and expenses paid in cash during such period and incurred (A) on or prior to the Closing Date or within one hundred twenty (120) days after the Closing Date, in each case, in connection with the execution of the financing transaction described in this Agreement, in an aggregate amount not to exceed $1,000,000 (B) after the Closing Date in connection with any amendment, supplement, increase, extension, waiver, forbearance and/or other written modification to any of the Loan Documents, to the extent such fees and expenses have been disclosed to Agent, or (C) after the Closing Date in connection with any Permitted Acquisition or other Investment permitted under this Agreement (whether or not consummated), to the extent such fees and expenses have been disclosed to Agent and in an aggregate amount not to exceed $1,000,000 in any period of four Fiscal Quarters;
(vii)    non-recurring integration consulting and advisory fees arising in connection within six (6) months of the closing of any Permitted Acquisition, to the extent approved by the Agent in its sole discretion;
(viii)    all non-cash charges, losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period including, without limitation, any non-cash loss or expense (or income or gain) due to the application of FASB ASC 815-10 regarding hedging activity, FASB ASC 350 regarding impairment of goodwill and intangibles, FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics, FASB ASC No. 715 regarding post-retirement benefits, FASB ASC No. 805 regarding the accrual of earn-outs, non-cash foreign currency exchange losses (or minus gains) and non-cash expenses deducted as a result of any grant of capital stock, partnership interests, membership interests or other equity interests to employees, officers or directors, in each case, other than (i) any non-cash charge to the extent it represents an accrual or reserve for potential cash charges in any future period and (ii) any write down or impairment charge against accounts receivable or Inventory;
(ix)    non-cash adjustments resulting from the application of purchase accounting or similar acquisition accounting under GAAP;
(x)    all net gains or losses resulting from currency translation gains or losses related to currency remeasurements of Indebtedness or other obligations (including any net loss or gain resulting from hedge agreements for currency exchange risk) and all foreign currency translation gains or losses for such period;
(xi)    market rate compensation and reimbursement of expenses to non-management members of the board of directors of the Borrower in an amount not to exceed $500,000 in any measurement period;
(xii)    to the extent covered by insurance under which the insurer has been properly notified (and has not rejected or denied insurance coverage) and the Borrower has received or reasonably expects to receive proceeds of insurance within 180 days after such measurement period, expenses with respect to liability or casualty events or business interruption; and
(xiii)    severance costs and other extraordinary, unusual or non-recurring non-cash charges and extraordinary, unusual or non-recurring items (including cash items); provided that the aggregate amount of any amounts added back to the calculation of EBITDA under clauses (b)(vi), (b)(vii) and this clause (b)(xiii) shall not exceed 20.0% of EBITDA in any measurement period (before giving effect to such addbacks);
minus
(c)    in each case, to the extent included in the determination of Net Income pursuant to clause (a), the sum of:
(i)    any extraordinary or non-recurring income or gains;
(ii)    any gain arising from the sale of capital assets, including store or facility closures, consolidations or transfers for such period;
(iii)    any gain arising from the write-up of any assets; and
(iv)    any non-cash gains related to changes in the exposure under Swap Contracts.
“Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, for the applicable period, the ratio of (a) (i) EBITDA, minus (ii) Unfinanced Capital Expenditures, minus (iii) income, franchise or equivalent income-type Taxes paid or payable in cash, minus (iv) the aggregate amount of all cash payments of dividends and distributions made by the Borrower to its owners (provided, however, that nothing herein is intended, or shall be deemed, to constitute Agent’s or any Lender’s consent to any dividends or distributions not expressly permitted by the other provisions of this Agreement), divided by (b) Fixed Charges, in each case, for such period. Notwithstanding anything to the contrary contained herein, for calculations of the Fixed Charge Coverage Ratio for the four Fiscal Quarter periods ending on June 30, 2026, September 30, 2026 and December 31, 2026, the components of Fixed Charge Coverage Ratio other than EBITDA will be Annualized for the period commencing on April 1, 2026 and ending on each such date. For this purpose, “Annualized” means the amount determined by multiplying the actual amount of such items from April 1, 2026 to the date of such calculation by (I) 4, in the case of the four Fiscal Quarter period ending on June 30, 2026, (II) 2, in the case of the four Fiscal Quarter period ending on September 30, 2026, and (III) 4/3, in the case of the four Fiscal Quarter period ending on December 31, 2026.
“Fixed Charges” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, for the applicable period, an aggregate amount equal to: (a) cash Interest Expense plus (b)  scheduled payments (whether or not paid) of principal with respect to Indebtedness during such period.
“Interest Expense” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, for the applicable period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Indebtedness of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.
“Net Income” means, for any period, for the Borrower and its Subsidiaries, on a consolidated basis, the net income of the Borrower and its Subsidiaries for that period, as determined in accordance with GAAP; provided that Net Income shall exclude (a) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organizational

Documents or any agreement, instrument or law applicable to such Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Net Income, and (b) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or its Subsidiaries as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).
“Total Net Leverage Ratio” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, for the applicable period, the ratio of (a) (i) the aggregate principal amount of all Indebtedness as of the last day of such period minus (ii) all Unrestricted Cash and Cash Equivalents on such date in an amount not to exceed $7,500,000, divided by (b) EBITDA for such period.
“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from either the proceeds of any Indebtedness (other than the Revolving Loans) or proceeds from the issuance of Stock other than Disqualified Stock; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures.
Section 3.     Pro Forma Treatment of Acquisitions and Dispositions. Notwithstanding anything to the contrary herein and, in each case, subject to the approval of the Agent (it is sole discretion), for purposes of calculating the Total Net Leverage Ratio for any period of measurement that includes the date of the consummation of any Permitted Acquisition of any Person or line of business, EBITDA shall be adjusted on an historical pro forma basis to include the financial results of such acquired Person or line of business as if such Permitted Acquisition had been consummated on the first day of such period of measurement, in each case calculated in the same manner as the applicable component is calculated pursuant to this Annex E, but including only such pro forma adjustments to such component as are acceptable to Agent and the Required Lenders, in their Permitted Discretion.

ANNEX F
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CREDIT AGREEMENT

Lender(s):
FIFTH THIRD BANK, NATIONAL ASSOCIATION Revolving Loan Commitment (including a Swing Line Maximum Amount of $0)	$10,000,000

FIFTH THIRD BANK, NATIONAL ASSOCIATION Term Loan Commitment:	$25,000,000